AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER, dated as of the 12th day of July, 1999 (the "Agreement"), is by and among CARECENTRIC SOLUTIONS, INC., a Delaware corporation (the "Company"), SIMIONE CENTRAL HOLDINGS, INC., a Delaware
corporation ("Purchaser") and SIMIONE ACQUISITION CORPORATION, a Delaware corporation ("Newco").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of the Company, Newco and Purchaser deem it advisable and in the best interests of their respective stockholders for the Company to be merged with and into Newco ("Merger") upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of the Merger, the Board of Directors of Purchaser and the Company, and the Board of Directors and stockholder of Newco have each approved the Merger in accordance with the General Corporation Law of the State of Delaware (the "Delaware Act"); and

     WHEREAS,  certain  stockholders  of the  Company,  identified  as  such  on
Schedule 1 hereto (the "Major Shareholders"), have agreed to be bound by Section 4.1, Article 7 and Section 11.8 hereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

1.1. Defined Terms. As used in this Agreement:

     "1934 Act Registration" shall have the meaning ascribed to it in Section 4.1(a) hereof.

     "Accounts  Payable  Certificate"  shall have the meaning  ascribed to it in
Section 4.7(c) hereof.

     "Acquisition Proposal" shall have the meaning ascribed to it in Section 4.15(a) hereof.

     "Additional Shares" shall have the meaning ascribed to it in Section 3.1(b) hereof.

     "Adjusted  Accounts  Payable"  shall  have the  meaning  ascribed  to it in
Section 4.7(c) hereof.

     "Adjusted Merger Shares" means the Closing Merger Shares (or any shares of Purchaser Common Stock into which such shares are convertible) less any Closing Merger Shares (or any shares of Purchaser Common Stock into which such shares are convertible) paid to Purchaser pursuant to (i) the terms of the Indemnity Escrow Agreement or (ii) pursuant to an underestimation at Closing of Expenses as provided in Section 4.7(f) hereof.

     "Adjustment Market Price" shall have the meaning ascribed to it in Section 3.1(b) hereof.

     "Affiliate" shall have the meaning ascribed to it in Paragraphs (c) and (d) of Rule 145 under the Securities Act.

     "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

     "Agreement" means the Agreement and Plan of Merger, and all Schedules and Exhibits hereto.

     "Assets" means all of the assets of the Company or of Purchaser (as the context shall require), of every kind and nature.

     "Bank" shall have the meaning ascribed to it in Section 8.12 hereof.

     "Certificate"  and  "Certificates"  shall  have the  meanings  set forth in
Section 3.4 hereof.

     "Certificate  of  Designations"  shall have the  meaning  ascribed to it in
Section 9.3(e).

     "Change of Control Transaction" as to any entity means (i) the acquisition of the entity by an unaffiliated third party pursuant to a merger, consolidation or business combination; (ii) the sale of all or a substantial part of the assets of such entity to an unaffiliated third party; (iii) the occurrence of a transaction pursuant to which any Person, alone or in combination with any affiliate (as defined under the Exchange Act), shall become the beneficial owner (as defined in Rules 13(d) and 13(d)-5 under the Exchange Act) of 50% or more of any outstanding class of capital stock of such entity having ordinary voting power in the election of its directors; or (iv) such entity fails to own 100% of the voting stock of each of its subsidiaries (unless such failure is due to the merger of any subsidiary with and into the entity).

     "Closing" and "Closing Date" shall have the meaning ascribed to such terms in Section 3.5 hereof.

     "Closing  Consideration"  shall have the meaning  ascribed to it in Section
3.1 hereof.

     "Closing Consideration Certificate" shall have the meaning ascribed to it in Section 4.7(d) hereof.

     "Closing  Merger  Shares" shall have the meaning  ascribed to it in Section
3.1 hereof.

     "Closing Price" shall have the meaning ascribed to it in Section 3.1(a) hereof.

     "COBRA" shall have the meaning ascribed to it in Section 5.18(e) hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Exchange Ratio" shall have the meaning ascribed to it in Section 3.1(a) hereof.

     "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

     "Company Common Shareholders" means the holders of Company Common Stock.

     "Company Common Stock" means the Company's Common Stock, $.01 par value per share.

     "Company Designees" shall have the meaning ascribed to it in Section 2.5(d) hereof.

     "Company Employees" shall have the meaning ascribed to it in Section 5.18(a) hereof.

     "Company  Financial  Statements"  shall have the meaning  ascribed to it in
Section 5.8(a) hereof.

     "Company Material Adverse Consequence" means a material adverse effect upon, or in, or circumstances likely to result in, a material adverse change in the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of the Company taken as a whole, the effect of which is equal to or greater than $500,000.

     "Company Material Adverse Effect" means a material adverse effect upon, or in, or circumstances likely to result in, a material adverse change in (i) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of the Company, taken as a whole, the effect of which is equal to or greater than $50,000, (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of the Company to perform its respective obligations under this Agreement.

     "Company Officer/Director Releases" shall have the meaning ascribed to it in Section 4.17 hereof.

     "Company  Preferred   Shareholders"  shall  mean  the  holders  of  Company
Preferred Stock.

     "Company Preferred Stock" means the Company's Series A, B and C Convertible Redeemable Participating Preferred Stock, each $.01 par value per share.

     "Company  Protected  Parties"  shall  have the  meaning  ascribed  to it in
Section 7.2 hereof.

     "Company Shareholder Approval" means with respect to the Company the requisite approval by holders of the Company's capital stock of this Agreement, the Merger and the Certificate of Merger.

     "Company Shareholders" shall mean all stockholders of the Company as of the Effective Time, except as otherwise provided in Section 4.1(k) hereof.

     "Company  Shareholder  Notes"  shall  have the  meaning  ascribed  to it in
Section 3.1(a) hereof'.

     "Company Software" shall have the meaning ascribed to it in Section 5.12(d) hereof.

     "Confidentiality   Agreement"  shall  mean  that  certain   Confidentiality
Agreement and Nondisclosure Agreement dated as of February 9, 1999, by and between Purchaser and the Company.

     "Customer Contract" shall have the meaning ascribed to it in Section 5.11 hereof.

     "Delaware Act" shall have the meaning ascribed to it in the Recitals hereof.

     "Disqualification" shall have the meaning ascribed to it in Section 2.5(d) hereof.

     "DOL" shall have the meaning ascribed to it in Section 5.18(b) hereof.

     "Effective  Time"  shall have the  meaning  ascribed  to it in Section  2.2 hereof.

     "Employee Benefit Plan" shall have the meaning ascribed to it in Section 5.18(a) hereof.

     "Environmental Laws" shall have the meaning ascribed to it in Section 5.6(c) hereof.

     "ERISA" shall have the meaning ascribed to it in Section 5.18(a) hereof.

     "ERISA Affiliate" shall have the meaning ascribed to it in Section 5.18(a) hereof.

     "Escrow  Shares"  shall have the  meaning  ascribed  to it in  Section  3.1 hereof.

     "Excess Expenses" shall have the meaning ascribed to it in Section 4.7(a) hereof.

     "Excess Payables" shall have the meaning ascribed to it in Section 4.7(c) hereof.

     "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, and all regulations promulgated pursuant thereto.

     "Expenses" shall have the meaning ascribed to it in Section 4.7(a) hereof.

     "Expenses Certificate" shall have the meaning ascribed to it in Section 4.7(a) hereof.

     "Expenses Overage" shall have the meaning ascribed to it in Section 4.7(e) hereof.

     "FAMLA" shall have the meaning ascribed to it in Section 5.18(e) hereof.

     "Filing" shall have the meaning ascribed to it in Section 4.1(e) hereof.

     "401(k) Plan" shall have the meaning ascribed to it in Section 4.4 hereof.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Going Private Event" shall have the meaning ascribed to it in Section 3.1(d) hereof.

     "Good Cause" shall have the meaning ascribed to it in Section 4.1(e) hereof.

     "Governmental Authority" shall include any and all governmental or quasi-governmental bodies, agencies, bureaus, departments, boards, commissions, instrumentalities or other entities having or asserting jurisdiction over Purchaser or the Company, as applicable.

     "Hired Employee" shall have the meaning ascribed to it in Section 4.4(b) hereof.

     "Immigration Laws" shall have the meaning ascribed to it in Section 5.13 hereof.

     "Indemnity  Escrow  Agreement"  shall have the  meaning  ascribed  to it in
Section 7.5 hereof.

     "Investment Letter" shall have the meaning ascribed to it in Section 3.1(e) hereof.

     "IRS" shall have the meaning ascribed to it in Section 5.18(b) hereof.

     "knowledge" or "known" means or refers to the actual knowledge of (i) as to the Purchaser, the president, chief financial officer or general counsel of the Purchaser and (ii) as to the Company, any officer or director of the Company.

     "Licensed Software" shall have the meaning ascribed to such term in Section 5.12(c) hereof.

     "Major Shareholders" shall have the meaning ascribed to it in the Recitals hereof.

     "Market Price" shall have the meaning ascribed to it in Section 3.1(b) hereof.

     "Material Contracts" shall have the meaning ascribed to it in Section 5.10 hereof.

     "MCS" means MCS, Inc., a Pennsylvania corporation.

     "Merger" shall have the meaning ascribed to it in the preamble.

     "Mestek Agreement" means that certain Agreement and Plan of Merger dated as of May 26, 1999, by and among Purchaser, Mestek, Inc. and MCS.

     "Mestek Merger" means the merger of MCS with and into Purchaser, pursuant to the Mestek Agreement.

     "Note Consideration" shall have the meaning ascribed to it in Section 3.1(a) hereof.

     "Options" shall have the meaning ascribed to it in Section 3.3 hereof.

     "Overlap Tax Periods" shall have the meaning ascribed to it in Section 4.8(b) hereof.

     "Owned Software" shall have the meaning ascribed to it in Section 5.11 hereof.

     "PBGC" shall have the meaning ascribed to it in Section 5.18(b) hereof.

     "Person" means an individual, corporation, limited liability company, limited liability partnership, limited partnership, trust, joint venture, association or unincorporated organization or a Governmental Authority.

     "Pre-Closing Tax Periods" shall have the meaning ascribed to it in Section 4.8(a) hereof.

     "Preferred Exchange Ratio" shall have the meaning ascribed to it in Section 3.1(a) hereof.

     "Proxy Statement" shall have the meaning ascribed to it in Section 5.24 hereof.

     "Purchaser Common Stock" shall mean Purchaser's common stock, $.01 par value.

     "Purchaser  Conversion  Rights"  shall have the  meaning  ascribed to it in
Section 6.5 hereof.

     "Purchaser Material Adverse Consequence" means a material adverse effect upon, or in, or circumstances likely to result in, a material adverse change in the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of the Purchaser taken as a whole, the effect of which is equal to or greater than $2,500,000 (except, as to Section 4.15(b) only, $1,000,000).

     "Purchaser Material Adverse Effect" means a material adverse effect upon, or in, or circumstances likely to result in, a material adverse change in (i) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of the Purchaser, taken as a whole, the effect of which is equal to or greater than $250,000, (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of the Purchaser, to perform its obligations under this Agreement.

     "Purchaser  Protected  Parties"  shall have the  meaning  ascribed to it in
Section 7.1 hereof.

     "Purchaser Series A Preferred Stock" shall mean Purchaser's non-voting Series A Preferred Stock convertible into Purchaser Common Stock, which stock shall be subject to the rights and preferences in the Certificate of Designations attached hereto as Exhibit A.

     "Qualified Plans" shall have the meaning ascribed to it in Section 4.4(b) hereof.

     "Registrable Shares" means the Adjusted Merger Shares, the Additional Shares and shares of Purchaser Common Stock into which the Adjusted Merger Shares and the Additional Shares (or such greater or smaller number adjusted for share splits, share dividends, and share recombinations) shall be convertible once Purchaser's stockholders approve the conversion of the Purchaser Series A Preferred Stock into Purchaser Common Stock.

     "Registration  Rights  Agreements" shall have the meaning ascribed to it in
Section 4.1(g) hereof.

     "Regulation D Exemption" shall have the meaning ascribed to it in Section 3.1(e) hereof.

     "Representative" shall have the meaning ascribed to in Section 7.5 hereof.

     "Revised Schedules" shall have the meaning ascribed to it in Section 8.7 hereof.

     "Rights Holder" shall have the meaning ascribed to it in Section 4.1(k) hereof.

     "Rights to Securities" shall have the meaning ascribed to in Section 5.5 hereof.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Section 4.7 Expenses" shall have the meaning ascribed to it in Section 4.7(d) hereof.

     "Section 7.1 Indemnified  Claims" shall have the meaning  ascribed to it in
Section 7.1 hereof.

     "Section 7.2 Indemnified  Claims" shall have the meaning  ascribed to it in
Section 7.2 hereof.

     "Section 7.8 Indemnified  Claims" shall have the meaning  ascribed to it in
Section 7.8 hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and all regulations promulgated thereunder.

     "Securities Filings" shall mean all filings made by Purchaser with the SEC from and after December 31, 1998 pursuant to the Securities Act and the Exchange Act.

     "Security Holders" shall have the meaning ascribed to it in Section 4.1(e)(ii) hereof.

     "Severance  Payment  Obligations"  shall have the meaning ascribed to it in
Section 4.7(b) hereof.

     "Surviving  Corporation"  shall have the meaning  ascribed to it in Section
2.1 hereof.

     "Tax" or "Taxes" means all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments imposed by any Tax Authority, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise, advance corporate, withholding, unemployment, estimated and customs duties taxes.

     "Tax Authority" means any United States federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

     "Tax Return" means any return, declaration, report, claim for refund or information return filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax, including any schedule or attachment thereto and any amendment thereof.

     "Termination Date" means the date on which this Agreement may be terminated pursuant to Section 10.1 hereof.

     "Transaction  Documents"  shall have the  meaning  ascribed to such term in
Section 7.1 hereof.

     "Transactions" means the transactions contemplated by this Agreement.

         "VEBA" shall have the meaning ascribed to it in Section 5.18(g) hereof.

         "Warrants" shall have the meaning ascribed to it in Section 3.3 hereof.

                                   ARTICLE 2.

                                   THE MERGER

     2.1. The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the Delaware Act, the Company shall be merged into Newco, the separate corporate existence of the Company shall cease, and Newco shall continue as the surviving corporation. Newco as the surviving corporation after the Merger shall be governed by the Delaware Act, and is hereinafter sometimes referred to as the "Surviving Corporation."

     2.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Act (the effective time of the last such filing being the "Effective Time"). At the Effective Time, Purchaser will deliver to the Company Shareholders in the manner provided in Article 3 the certificates evidencing the Merger Shares issued in the Merger.

     2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company immediately prior to the Effective Time shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurance or any other actions or things are necessary or desirable to (i) vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to (x) execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and (y) to take and do, in the name of and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     2.5. Certificate of Incorporation; Bylaws; Directors and Officers.

     (a) Unless otherwise determined by Newco and the Company before the Effective Time, at the Effective Time the Certificate of Incorporation of Newco, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

     (b) The Bylaws of Newco, as in effect immediately before the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     (c) The directors of Newco in office immediately before the Effective Time shall, by virtue of the approval of this Agreement by the stockholders and directors of Newco and the Company, be the directors of the Surviving Corporation, all of whom shall hold their directorships until the election and qualification of their respective successors or until their tenure is otherwise terminated by law, or in accordance with the Bylaws of the Surviving Corporation.

     (d) The parties hereto acknowledge and agree that upon consummation of the Merger, the directors of Purchaser shall appoint two designees of the Company, as set forth on Schedule 2.5 (the "Company Designees," which term shall include any successor or replacement designee requested by the Company), to the Board of Directors of Purchaser, to serve until the next annual or special meeting of Purchaser's stockholders. For a period of eighteen months after the Effective Time, (a) Purchaser will use its best efforts to cause the Company Designees to be named as nominees for election to the Board of Directors in each proxy statement of Purchaser relating to an annual or a special meeting of stockholders at which Directors will be elected. Notwithstanding the foregoing, Purchaser may decline to name a Company Designee as a nominee for any of the following reasons (each a "Disqualification"):

          (i) the Company Designee has been convicted of a felony;

          (ii) the Company Designee has been named as a target in an SEC investigation due to alleged misconduct in connection with the Company Designee's service as a director of any publicly held company (including but not limited to Purchaser);

          (iii) the SEC has barred the Company Designee from service on the Board;

          (iv) the presence of the Company Designee will cause Purchaser's Directors and Officers' insurance carrier to decline to provide coverage at standard rates, unless such coverage may be obtained from the same carrier and the Company agrees to pay for the additional premiums related to such Company Designee's service on the Board; or

          (v) based on a written opinion from legal counsel, it cannot nominate the Company Designee without breaching its duties to its stockholders.

          2.6. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. The business purpose of the Merger is to combine the business operations of Purchaser (through its wholly-owned subsidiary, Newco) and the Company and to provide skilled employees to Purchaser so as to give Purchaser the critical mass and certain software products necessary to compete in an ever-changing marketplace and to deliver software and service solutions that meet customers' requirements.

                                   ARTICLE 3.

                              MERGER CONSIDERATION

     3.1. Conversion of Company Capital Stock. At the Effective Time, Purchaser shall provide the Company Shareholders and holders of Company Shareholder Notes (as hereafter defined) with an aggregate consideration ("Closing Consideration") equal in value to $10,000,000 less the amount of Section 4.7 Expenses, payable in shares of Purchaser Series A Preferred Stock to the Company Preferred Shareholders and holders of Company Shareholder Notes (collectively, the "Closing Merger Shares") and payable in cash to the Company Common Shareholders. Twenty-five percent (25%) of the Closing Merger Shares shall be held in escrow (the "Escrow Shares") pursuant to the Indemnity Escrow Agreement, and seventy-five percent (75%) of the Closing Merger Shares shall be issued to the Company Preferred Shareholders and holders of Company Shareholder Notes at the Closing. The manner and basis of converting shares of the Company Preferred Stock and Company Shareholder Notes into Closing Merger Shares and shares of Company Common Stock into cash shall be as follows:

     (a) Except as provided in Section 3.2, (i) all promissory notes between the Company and the noteholders set forth by name of holder and amount on Schedule 3.1(a) (collectively, the "Company Shareholder Notes") shall be satisfied in full by delivery to the noteholders of a number of shares of Purchaser Series A Preferred Stock equal to (x) the outstanding principal and all accrued but unpaid interest on the Company Shareholder Notes as of the Closing Date (the "Note Consideration") divided by (y) $3.00 (as adjusted for share splits, share dividends and share recombinations with respect to Purchaser Common Stock between the date hereof and the Closing) (the "Closing Price"); (ii) each share of Company Preferred Stock which shall be outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into only the right to receive shares of Purchaser Series A Preferred Stock equal to the preferred share exchange ratio set forth on Schedule 3.1(a) (the "Preferred Exchange Ratio"); and (iii) each share of Company Common Stock which shall be outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into only the right to receive cash in an amount equal to the common share exchange ratio set forth on Schedule 3.1(a) (the "Common Exchange Ratio"). No Company Capital Stock shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 3.1 after the Effective Time.

          (b) (i) Additional merger consideration shall be provided to the Company Preferred Shareholders and to the holders of Company Shareholder Notes as follows: If the average per share closing price (as published in The Wall Street Journal) of Purchaser Common Stock for all trading days during the period from October 1, 2000 to and including December 31, 2000 (the "Market Price") is not equal to or greater than $3.00 (as adjusted for share splits, share dividends and share recombinations with respect to Purchaser Common Stock between the date hereof and December 31, 2000), then, subject to subparagraphs (ii) and (iii) of this Section 3.1(b) and
     Section 3.1(d), Purchaser will issue to the Company Preferred Shareholders and to the holders of Company Shareholder Notes an aggregate number of shares of Purchaser Common Stock (the "Additional Shares") determined by dividing (a) the product obtained by multiplying (i) the number of Adjusted Merger Shares, by (ii) the excess of (A) $3.00, over (B) the greater of the Market Price or $1.50 (the amount referred to in this clause (B) being the "Adjustment Market Price"), by (b) the Adjustment Market Price (all as adjusted for share splits, share dividends and share recombinations between the date hereof and December 31, 2000). Any such Additional Shares shall be subject to all of the same benefits and restrictions described herein in respect of the Adjusted Merger Shares, including, without limitation, those described in Section 4.1 hereof; provided however that no adjustment shall be made in the number of Additional Shares nor shall any additional payments be required with respect to any dividends or other distributions made with respect to Purchaser Common Stock prior to the issuance of the Additional Shares. The Additional Shares shall be allocated in the following manner: a number of Additional Shares shall be issued to the holders of Company Shareholder Notes (pro rata in accordance with their receipt of Closing Merger Shares at the Closing) equal to the product of
     (x) a fraction, the numerator of which is the aggregate number of Closing Merger Shares issued at Closing to the holders of Company Shareholder Notes (in their capacities as such and including any shares to which such holders are otherwise entitled which were issued to Representative pursuant to
     Section 7.5 of this Agreement), and the denominator of which is the aggregate number of Closing Merger Shares, multiplied by (y) the number of Additional Shares. The Additional Shares that are not issued to the holders of Company Shareholder Notes as provided in the preceding sentence shall be issued to the holders of Company Preferred Stock pro rata according to the ratio of the number of Closing Merger Shares issued to a holder of Company Preferred Shares compared to the aggregate number of Closing Merger Shares received by all holders of Company Preferred Stock (all in their capacities as such, and including any shares to which such holders are otherwise entitled which were issued to Representative pursuant to Section 7.5 of this Agreement). Each Company Preferred Shareholder's or holder of Company Shareholder Notes' right to Additional Shares in accordance with the terms hereof is not voluntarily assignable by any Company Preferred Shareholder or holder of Company Shareholder Notes. If Additional Shares are required to be issued pursuant to the terms hereof, Purchaser shall notify its transfer agent on January 5, 2001 to issue and deliver the Additional Shares to the Company Preferred Shareholders and the holders of Company Shareholder Notes.

          (ii) Notwithstanding the foregoing, in the sole and absolute discretion of Purchaser, Purchaser may elect to reduce the number of Additional Shares required to be issued pursuant to the immediately preceding paragraph as follows. In lieu of issuing Additional Shares, Purchaser may make a cash payment in an amount equal to the Market Price of such Additional Shares not being issued. In no event, however, shall the amount of cash payments made by Purchaser pursuant to this paragraph exceed 55% of the sum of (a) the product obtained by multiplying (i) the Closing Merger Shares, by (ii) the Closing Price and (b) the product obtained by multiplying (x) the number of Additional Shares determined without regard to any reduction pursuant to this paragraph, by (y) the Market Price. Any cash payment option elected by Purchaser pursuant to this paragraph shall be shared among, and reduce the number of Additional Shares to be issued to, the holders of Company Shareholder Notes and the Company Preferred Shareholders, pro rata in accordance with their relative rights to receive Additional Shares.

          (iii) Notwithstanding any provision in this Section 3.1(b) to the contrary, in the event that Purchaser consummates a Change of Control Transaction (other than pursuant to the Mestek Agreement) between the date hereof and December 31, 2000, the Company Preferred Shareholders and holders of Company Shareholder Notes shall have no right to receive Additional Shares or additional cash as provided in subparagraphs (i) and
     (ii) above provided that (x) the per share consideration (in cash or securities) for Purchaser Common Stock (or Purchaser Series A Preferred Stock, if the Purchaser Series A Preferred Stock has not been converted into Purchaser Common Stock) received in such Change of Control Consideration is equal to at least $3.00 (as adjusted for share splits, share dividends and share recombinations with respect to Purchaser Common Stock between the date hereof and the closing date of the Change of Control Transaction), or (y) Purchaser (or its successor-in-interest pursuant to a Change of Control Transaction), shall have redeemed the Purchaser Common Stock (or Purchaser Series A Preferred Stock, if the Purchaser Series A Preferred Stock has not been converted into Purchaser Common Stock) from the Company Preferred Shareholders and holders of Company Shareholder Notes for cash in an amount equal to at least $3.00 per share (as adjusted for share splits, share dividends and share recombinations with respect to Purchaser Common Stock between the date hereof and the closing date of the Change of Control Transaction).

     (c) Each share of Company Capital Stock, if any, held in the treasury of the Company shall automatically be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

     (d) In the event that Purchaser consummates a going private transaction ("Going Private Event") at any time between the Closing Date and December 31, 2000, each holder of Adjusted Merger Shares shall have a thirty (30) day period from the closing of the Going Private Event to notify Purchaser of its election to require Purchaser to redeem for cash the Adjusted Merger Shares held by such holder based on a valuation of the Purchaser Common Stock or Purchaser Series A Preferred Stock in an appraisal conducted in accordance with the 1934 Act requirements with respect to self-tenders, including Rule 13e-4. Purchaser shall pay the redemption proceeds to the Company Preferred Shareholders and holders of Company Shareholder Notes within thirty (30) days of such notification. The cash proceeds from the redemption of Adjusted Merger Shares that constitute Escrow Shares shall remain in escrow pursuant to the terms of the Indemnity Escrow Agreement. All interest earned on such escrowed cash shall accrue for the benefit of the Company Preferred Shareholders and holders of Company Shareholder Notes.

     (e) Notwithstanding the foregoing, Purchaser may at its option pay cash in lieu of Closing Merger Shares to any Company Preferred Shareholder and any holder of Company Shareholder Notes that fails to complete, sign and deliver an Investment Letter and Investor Questionnaire in the Form of Exhibit 3.1(e) ("Investment Letter"), in a manner reasonably acceptable to Purchaser, by the second business day prior to the Closing Date. The amount of cash paid to any such Company Preferred Shareholder and any holder of Company Shareholder Notes shall be equal to the Closing Price multiplied by the number of shares of Purchaser Series A Preferred Stock that such Company Shareholder would have otherwise received pursuant to the Preferred Exchange Ratio as provided above. The parties hereto acknowledge that the offering of the Closing Merger Shares is intended to qualify for an exemption from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder ("Regulation D Exemption"). Purchaser may at its option reject any Investment Letter that Purchaser reasonably believes may cause the offering of the Closing Merger Shares to fail to qualify for the Regulation D Exemption.

     3.2. Fractional Shares. No scrip or fractional shares of Purchaser Common Stock shall be issued in the Merger, nor will any outstanding fractional share interest entitle the owner thereof to vote, to receive dividends or to exercise any other right of a stockholder of Purchaser. The Company Preferred Shareholders and the holders of Company Shareholder Notes shall be entitled, at the Effective Time, to recover cash in lieu of such fractional shares, with the cash amount due to be computed based on the Closing Market Price with respect to Adjusted Merger Shares and based on the Market Price with respect to Additional Shares.

     3.3. Stock Options and Warrants. All stock options of the Company (the "Options") outstanding at the Effective Time, as identified on Schedule 3.3, shall remain outstanding following the Effective Time other than those terminated pursuant to Section 4.16 hereof. All warrants of the Company ("Warrants") outstanding at the Effective Time, as identified on Schedule 3.3, shall be cancelled prior to the Effective Time.

     3.4. Delivery of Closing Merger Shares. At the Closing (as defined herein), the Company Shareholders' certificates that immediately prior to the Effective Time represented all of the outstanding shares of Company Capital Stock ("Certificate" or "Certificates") and the Company Shareholder Notes shall be cancelled, and the Purchaser shall notify its transfer agent to promptly issue the appropriate number of Closing Merger Shares as calculated pursuant to
Section 3.1 hereof.

     3.5. Closing. The closing of the Transactions (the "Closing") shall take place on or before the fifth (5th) business day after compliance or waiver of the terms, conditions and contingencies contained herein at the offices of Purchaser's counsel in Atlanta, Georgia, or another mutually agreed upon location, or such other date as is mutually agreed upon by the parties hereto (such date to be herein referred to as the "Closing Date"). Except as otherwise provided in this Agreement, all computations, adjustments, and transfers for the purposes hereof shall be effective as of the close of business on the Closing Date. Each of the parties will take all lawful actions as may be necessary or appropriate in order to effectuate the Merger as promptly as possible subject to the satisfaction of the closing conditions set forth in Articles 8 and 9.

                                   ARTICLE 4.

                              ADDITIONAL COVENANTS

     4.1. Registration Rights.

     (a) At any time between January 1, 2001 until December 31, 2002, upon request by Rights Holders (as defined in Section 4.1(k)) holding an aggregate of at least 40% of the Registrable Shares, Purchaser will use its best efforts to file, within 45 days of such request, a registration statement with the SEC (utilizing Form S-3 or a successor form thereto and Rule 415 to the extent available or Form S-1 if the foregoing are not available) to register the Registrable Shares owned by the Rights Holders. The Rights Holders that did not initiate the request for registration shall receive notice and the right to participate in the registration under the procedures provided in Section 4.1(b) hereof. Notwithstanding the foregoing, Purchaser shall not be required to file more than one such registration statement (excluding any registration statement which is delayed pursuant to clause (e) below and through which the Rights Holders are unable to register eighty percent (80%) or more of the amount of Registrable Shares that were originally requested to be registered in such registration statement), and no such filing shall be made after de-registration of the Purchaser Common Stock registration under the Securities Exchange Act of 1934 ("1934 Act Registration") as a result of a Going Private Event.

     (b) If Purchaser at any time from the Closing Date until December 31, 2002 proposes to register an offering of its securities under the Securities Act, either for its own account or for the account of or at the request of one or more Persons holding securities of Purchaser, Purchaser will:

          (i) give written notice thereof to the Rights Holders (which shall include a list of the jurisdictions in which Purchaser intends to attempt to qualify such securities under the applicable blue sky or other state securities laws) within 10 days of its receipt of a request from one or more Persons holding securities of Purchaser to register securities, or from its decision to effect a registration of securities for its own account, whichever first occurs; and

          (ii) include in such registration and in any underwriting involved therein, all the Registrable Shares specified in a written request by the Rights Holders made within 30 days after receipt of such written notice from Purchaser in accordance with and in the manner described in Section 4.1(g).

     (c) Without regard to whether the registration statement relating to the proposed sale of the Registrable Shares is made effective or the proposed sale of such shares is carried out, Purchaser shall pay the fees and expenses in connection with any such registration including, without limitation, legal, accounting and printing fees and expenses in connection with such registration statements, the registration filing and examination fees paid under the Securities Act and state securities laws and the filing fees paid to the National Association of Securities Dealers, Inc. Notwithstanding the foregoing, the Rights Holders shall be responsible for the payment of underwriting discounts and commission, if any, applicable transfer taxes and fees and charges of any attorneys or other advisers retained by the Rights Holders.

     (d) If and whenever pursuant to the provisions of this Section 4.1 Purchaser effects registration of Registrable Shares under the Securities Act of 1933 and state securities laws, Purchaser shall:

          (i) Prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for a period not to exceed two years after the filing (but which period shall be extended by the duration of any delay periods under clause (e) below);

          (ii) Use its best efforts to register or qualify the securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the Rights Holders shall reasonably request, and do any and all other acts and things which may be necessary or advisable (in the reasonable opinion of a majority of the Rights Holders) to enable the Rights Holders to consummate the disposition thereof; provided, however, that in no event shall Purchaser be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by such registration statement in any jurisdictions where it is not now so subject.

     (e) Anything in this Section 4.1 to the contrary notwithstanding:

          (i)  Purchaser  shall not be obligated  pursuant to Section  4.1(a) or
     Section 4.1(b) to effect any registration with respect to any Registrable Shares that have been sold by the Rights Holders pursuant to Rule 144.

          (ii) Purchaser may defer the filing ("Filing") of any registration statement or suspend the use of a prospectus under a currently effective registration statement under Section 4.1(a) at its discretion for "Good Cause." "Good Cause" means either if (1) Purchaser is engaged in active negotiations with respect to the acquisition of a "significant subsidiary" as defined in Regulation S-X promulgated by the SEC under the Exchange Act and the Securities Act which would in the opinion of counsel for Purchaser be required to be disclosed in the Filing; or (2) in the opinion of counsel for Purchaser, the Filing would require the inclusion therein of certified financial statements other than those in respect of Purchaser's most recently ended full fiscal year and any preceding full fiscal year, and Purchaser may then, at its option, delay the imposition of its obligations pursuant to Section 4.1(a) hereof or suspend the use of the prospectus until the earlier of (A) the conclusion or termination of such negotiations, or the date of availability of such certified financial statements, whichever is applicable; (B) 60 days from the date of the registration request; or (C) or in the case of a suspension of the prospectus, 60 days from the date of notice of the suspension.

     In the event Purchaser has deferred a requested Filing, pursuant to the preceding paragraph, such deferral period shall end if Purchaser registers shares for resale by another stockholder of Purchaser. In the event Purchaser undertakes an underwritten public offering to issue Purchaser securities for cash during any period in which a requested Filing has been deferred or if the registration of which Purchaser gives notice under Section 4.1(b)(i) is for an underwritten public offering to issue Purchaser securities for cash, Purchaser shall include the Registrable Securities in such underwritten offering subject to (A) the right of the managing underwriters to object to including such shares, (B) the provisions in Section 4.1(g) describing the relative priorities of any currently existing piggyback rights, and (C) the condition that the Rights Holders shall cooperate in the registration process in all material respects, including execution by the Rights Holders of the underwriting agreement agreed to by Purchaser and the underwriters.

     If the managing underwriter elects to limit the number or amount of securities to be included in any registration referenced in the preceding paragraph or in Section 4.1(b)(ii), all Persons holding securities of the Purchaser (including the Rights Holders) who hold registration rights and who have requested registration (collectively, the "Security Holders") shall participate in the underwritten public offering pro rata based upon the ratio of the total number or amount of securities to be offered by the total number or amount of securities held by each Security Holder (including the number or amount of securities which each such Security Holder may then be entitled to receive upon the exercise of any option or warrant, or the exchange or conversion of any security, held by such Security Holder, subject to the provisions of Section 4.1(g)). If any such Security Holder would thus be entitled to include more securities than such Security Holder requested to be registered, the excess shall be allocated among the other Security Holders pro rata in a manner similar to that described in the previous sentence, subject to the provisions of Section 4.1(g).

          (iii) Purchaser may amend any registration statement to withdraw registration of the Rights Holders' Registrable Shares if the Rights Holders shall fail or refuse to cooperate in full and in a timely manner with all reasonable requests relating to such registration and the public offering generally made by Purchaser, the underwriters (if any), their respective counsel and Purchaser's auditors.

          (f) (i) Notwithstanding anything contained to the contrary in, and in addition to any indemnification provisions contained herein or in the Transaction Documents, with respect to any registration statement relating to any Registrable Shares sold by the Rights Holders, the Rights Holders will indemnify Purchaser and each person, if any, who controls Purchaser within the meaning of the Securities Act, in writing, in form and substance acceptable to counsel for Purchaser, against any and all expenses, claims, damages or liabilities to which Purchaser may become subject under the Securities Act, Exchange Act, any applicable state securities laws, or otherwise, insofar as such expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary prospectus, registration statement, final prospectus or any amendment or supplement thereto, or any filing made pursuant to the Exchange Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements contained therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information furnished to Purchaser by the Rights Holders expressly for use in the preparation thereof.

          (ii) With respect to any registration statement relating to any Registrable Shares held by the Rights Holders, Purchaser will indemnify the Rights Holders, each underwriter of the Registrable Shares, and each person, if any, who controls the Rights Holders or any such underwriter within the meaning of the Securities Act, against all expenses, claims, damages or liabilities to which the Rights Holders, any such underwriter, or any such controlling person may become subject, under the Securities Act, the Exchange Act, any applicable state securities law, or otherwise, insofar as such expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary prospectus, registration statement, final prospectus or any amendment or supplement thereto, or any filing under the Exchange Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, that (x) Purchaser shall not be liable to the Rights Holders or to any controlling person of the Rights Holders in any such case to the extent that such expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Purchaser by the Rights Holders expressly for use in the preparation thereof; and (y) Purchaser shall not be liable to any underwriter or any controlling person of such underwriter in any such case to the extent that such expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Purchaser by such underwriter expressly for use in the preparation thereof.

     (g) The parties hereto acknowledge that, subject to the last sentence of this paragraph, the rights to registration of the Rights Holders contained herein shall be equal in priority on a pro rata basis (in accordance with relative share ownership) with the rights of (i) holders under those certain Registration Rights Agreements ("Registration Rights Agreements") dated October 6, 1996 by and among InfoMed Holdings, Inc. (as predecessor in interest to the Purchaser) and certain shareholders of Purchaser named therein, copies of which have been provided to the Rights Holders (subject to the remaining provisions of this paragraph (g)), and (ii) the rights of Mestek, Inc. pursuant to Section 4.1 of the Mestek Agreement (a copy of which has been provided to the Rights Holders). Purchaser shall cause Barrett C. O'Donnell, O'Donnell Davis, Inc. and Rowan Nominees Limited to waive their rights to priority under Section 2(k) of their respective Registration Rights Agreements. Purchaser shall use reasonable efforts (not including the payment of funds) to cause certain other holders under the Registration Rights Agreements to waive their right to priority under
Section 2(k) thereof. Notwithstanding the foregoing, to the extent any such holders do not execute such a waiver, their piggyback registration rights shall be prior to those of Mestek and the Rights Holders.

     (h) Purchaser shall as promptly as practicable prepare and file with the SEC such amendments and supplements to any registration statement and prospectus used pursuant to or in connection with this Section 4.1 as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or for such shorter period as may be required herein.

     (i) Purchaser shall furnish to the Rights Holders such number of conformed copies of its registration statement and of each such amendment and supplement thereto (in each case including all exhibits, such number of copies of the prospectus comprised in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other related documents) as the Rights Holders may reasonably request in order to facilitate the disposition of the Registrable Shares to be registered.


     (j) For purposes of this Section 4.1,.all notices to the Rights Holders shall be delivered in accordance with the provisions of Section 11.5 hereof to the addresses indicated on Schedule 4.1(j).

     (k) For purposes of this Section 4.1, "Rights Holder" shall mean any Company Shareholder receiving shares of Purchaser Series A Preferred Stock pursuant to the Merger.

     4.2. Stockholders' Meeting. The Company, acting through its Board of Directors, shall duly call, give notice of, convene and hold a meeting of its stockholders and submit this Agreement and the Merger and any related matters, as appropriate, to a vote of the Company's stockholders as soon as practicable for the purpose of considering and taking action upon this Agreement and any such related matters, or shall obtain a written consent of the stockholders in accordance with the Delaware Act, and shall use its reasonable best efforts to obtain the necessary approval of the Merger by its stockholders.

     4.3.  Best  Efforts to List Shares and  Maintain  S-3 and NASDAQ NMS Status
Purchaser shall use best efforts to ensure that, upon the conversion of the Purchaser Series A Preferred Stock into Registrable Shares, the Registrable Shares will be approved for trading on the NASDAQ National Market System subject to official notice of issuance. Unless Purchaser's Board of Directors determines it is in the best interest of the Purchaser to terminate the registration of Purchaser Common Stock under the 1934 Act Registration, upon the conversion of the Purchaser Series A Preferred Stock into Registrable Shares, Purchaser shall use its best efforts to ensure that it shall remain eligible to (i) register the Registrable Shares on Form S-3 under the Securities Act or any successor form thereof, and (ii) maintain approval for trading of the Registrable Shares on the NASDAQ National Market System.

     4.4. Termination of 401(k) Plan; Employee Matters.

     (a) Prior to the Closing, the Company shall be solely responsible for funding any and all contributions, both matching and discretionary, for any fiscal year including fiscal year 1999 under the Company 401(k) Plan (the "401(k) Plan") and as soon as practical thereafter, and in no event later than the time prescribed by law, the Company will be responsible for allocating the contributions among participants of the 401(k) Plan. Prior to the Closing Date, the Board of Directors of the Company shall have authorized by appropriate action (i) a change in the eligibility date for all 1999 contributions under the 401(k) Plan to a date immediately prior to the Closing Date, (ii) the amendment of the 401(k) Plan in order to comply with applicable law and to provide for its subsequent termination no later than the date immediately prior to the Closing Date, and (iii) appropriate officers of the Company to execute any documents or filings related to the 401(k) Plan, and shall have completed and adopted the amendment of the 401(k) Plan no later than the date immediately prior to the Closing Date. The Company shall deliver to Purchaser or its counsel drafts of the aforementioned Board resolutions and amendment terminating the 401(k) Plan at least two days prior to their adoption and shall make any changes reasonably requested by Purchaser. The Company (or, if after the Effective Time, Purchaser) shall timely notify all participants of the termination of the 401(k) Plan. As soon as practical thereafter, and in any event no later than the time prescribed by law, the Company (or, if after the Effective Time, Purchaser) shall submit the termination of the 401(k) Plan to the IRS for a determination as to the continued qualification of the 401(k) Plan under Sections 401(a) and 401(k) of the Code upon the termination of the 401(k) Plan. All legal, accounting and tax costs and other expenses incurred in terminating the 401(k) Plan shall be deemed Expenses for purposes of Section 4.7 hereof.

     (b) Each employee of the Company hired by Purchaser (a "Hired Employee") shall be entitled, to the extent permitted by applicable law, to participate in all employee benefits plans that are intended to be qualified under Section 401(a) of the Code (for purposes of this section, "Qualified Plans") of Purchaser to the same extent as Purchaser's employees. To the extent permitted by applicable law, each Hired Employee's service with the Company shall be recognized for purposes of vesting and eligibility to participate under Purchaser's Qualified Plans.

     (c) Purchaser shall adopt, as of the Closing Date, each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA and as listed on Schedule 5.18) sponsored by the Company, and shall provide that each such plan(s) shall remain in effect at least until all obligations under any employment or severance agreement regarding continuation of benefits under each such plan(s) have been satisfied.

     4.5. Company Financial Statements. By no later than July 26, 1999, the Company will deliver to Purchaser an unaudited balance sheet for the Company as of June 30, 1999 and the Company's related statements of income, stockholder's equity and cash flows for the period from January 1, 1999 through June 30, 1999.

     4.6.  Conduct of  Business  by the  Company,  Purchaser  and Newco  Pending
Merger.

     (a) Except as set forth on Schedule 4.6, the Company covenants and agrees that, unless Purchaser shall otherwise consent in writing or except as otherwise set forth herein, between the date hereof and the Closing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its best efforts to preserve intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which they have significant business relations; provided, however, that nothing herein shall obligate the Company to pay any additional compensation to any such persons. The Company covenants that, between the date hereof and the Closing, it will not, directly or indirectly, do any of the following without the prior written consent of the Purchaser:

          (i) except as set forth on  Schedule  4.6,  (1) issue,  sell,  pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock; (2) amend or propose to amend its Certificate of Incorporation or Bylaws; (3) split, combine or reclassify any outstanding share of its capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to its capital stock; (4) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock; or (5) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.6(a)(i);


          (ii) (1) acquire (by merger, consolidation, or acquisition of stock or assets) directly or indirectly, any Person or any business owned by such Person; (2) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any of its assets; (3) enter into any material contract or agreement, except in the ordinary course of business; (4) authorize any capital expenditure in excess of $10,000 or outside the ordinary course of business; or (5) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 4.6(a)(ii);

          (iii) except as otherwise provided in this Agreement, take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable) with respect to increasing compensation of any officer, director, stockholder or employee or with respect to the grant of any severance or termination pay or benefits (otherwise than pursuant to policies or agreements in effect on the date hereof or policies or agreements intended on the date hereof to be in effect on or prior to the Closing Date, which are disclosed to the other parties hereto prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof (other than any increase disclosed to the other parties hereto prior to the date hereof);

          (iv) make any payments except in the ordinary course of business and in amounts and in a manner consistent with past practice (none of which payments shall be unreasonable or unusual), under any employee benefit plan (other than any employee benefit plan disclosed to the parties hereto prior to the date hereof) or otherwise to any of its employees, independent contractors or consultants, enter into any employee benefit plan, any employment or consulting agreement, grant or establish any new awards under any such existing employee benefit plan or agreement, or adopt or otherwise amend any of the foregoing, except as otherwise required by applicable law;

          (v) except in the ordinary course of business or as permitted herein, take any action to incur or increase prior to Closing any indebtedness for borrowed money from banks or other financial institutions or cancel, without payment in full, any notes, loans or receivables except in the ordinary course of business;

          (vi) directly or indirectly loan or advance monies to any Person under any circumstance whatsoever except for credit transactions with customers on terms consistent with past practices;

          (vii) fail to pay, perform or discharge as they become due any of its liabilities or obligations, the failure of which to pay, perform or discharge would have a Company Material Adverse Effect; or

          (viii) do any act or omit to do any act which might reasonably be expected to cause a breach of any contract, commitment or obligation.

          (b) Purchaser covenants and agrees that, unless the Company shall otherwise consent in writing or except as otherwise set forth herein, between the date hereof and the Closing it will not, directly or indirectly: (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock (except for shares to be issued upon the exercise of options or warrants outstanding on the date hereof or for the issuance of options to purchase up to an additional 200,000 shares of Purchaser Common Stock, and except for the issuance of securities pursuant to Purchaser's obligations under the Mestek Agreement); (ii) amend or propose to amend its Certificate of Incorporation or Bylaws (except as may be necessary to comply with Purchaser's obligations under this Agreement and the Mestek Agreement); (iii) split, combine or reclassify any outstanding share of its capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to its capital stock; or (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock. Notwithstanding any provision in this Section 4.6(b) to the contrary, Purchaser may consummate a Change of Control Transaction in accordance with the terms set forth in Section 3.1(b)(iii) without the Company's consent.

     4.7. Expenses; Other Reductions to Closing Consideration.

     (a) All of the expenses incurred by Purchaser in connection with the authorization, preparation, execution and performance of this Agreement and other agreements referred to herein, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, shall be paid by Purchaser. All expenses incurred by the Company (including expenses incurred after the Closing on behalf of the Company, including without limitation, with respect to terminating the Company's 401(k)
Plan) in connection with the authorization, preparation, execution and performance of this Agreement on behalf of the Company and the other agreements referred to herein, including without limitation, all fees and expenses of advisors, agents, representatives, brokers, counsel and accountants (collectively, the "Expenses"), shall be paid by the Company if the Merger is not consummated. Reasonable costs incurred by the Company or Purchaser in connection with any Company Shareholder that exercises appraisal rights under the Delaware Act with respect to the Merger shall also constitute Expenses. If the Merger is consummated, any Expenses incurred by the Company and paid or payable by the Company or Purchaser in connection with the Merger in excess of $87,500 (such amount in excess of $87,500 shall be referred to herein as the "Excess Expenses") shall reduce the Closing Consideration on a dollar-for-dollar basis. In no event shall the Company or Purchaser pay any expenses of the Company Shareholders or the Major Shareholders in connection with the authorization, preparation, execution and performance of this Agreement and the other agreements referred to herein, including without limitation, all fees and expenses of advisors, agents, representatives, brokers, counsel and accountants of the Company Shareholders or Major Shareholders. At Closing, the Company shall deliver a certificate setting forth in reasonable detail an estimate of the aggregate amount of Expenses incurred by the Company through the Closing Date (the "Expenses Certificate").

     (b) Purchaser or the Company shall satisfy certain contractual change of control or severance obligations to J. Kent Elmer, Jerome Knight, John Biondi, Charles N. Mead, Bruce Merrill and Sherry Farrugia owed in connection with the Merger. The estimated cash value of those obligations (the "Severance Payment Obligations") is set forth on Schedule 4.7(b). If the Merger is consummated, the Closing Consideration shall be reduced by an amount equal to the Severance Payment Obligations. Notwithstanding the foregoing, if any Severance Payment Obligations are not paid or provided by Purchaser by December 31, 2000, the cash value of such Severance Payment Obligations shall constitute Section 7.2 Indemnified Claims that are not subject to the limitations in Section 7.6(b) hereof.

     (c) Purchaser and Company shall execute and deliver at Closing a certificate ("Accounts Payable Certificate") setting forth the Company's accounts payable as of the Closing Date, net of any cash on hand and accounts payable incurred as a result of Company sales contracts or orders executed after June 30, 1999 (the "Adjusted Accounts Payable"). In the event that the Merger is consummated and the Adjusted Accounts Payable exceeds $350,000 (such amount in excess of $350,000 shall be referred to herein as the "Excess Payables"), the Closing Consideration shall be reduced by an amount equal to the Excess Payables.

     (d) Purchaser and the Company shall execute and deliver at Closing a certificate setting forth in reasonable detail the Closing Consideration calculated pursuant to Section 3.1 and this Section 4.7 ("Closing Consideration Certificate"). The reductions to the Closing Consideration as described in
Section 4.7(a) through 4.7(c) are collectively referred to as the "Section 4.7 Expenses".

     (e) In the event that, as of the business day ending six (6) months after the Closing Date (and assuming that the Merger is consummated) (or such earlier date if a Change of Control Transaction with respect to Purchaser other than pursuant to the Mestek Agreement is consummated prior thereto), the aggregate amount of Expenses set forth on the Expenses Certificate is determined (based on agreement between Representative and Purchaser after Purchaser's delivery of a certificate to Representative and the Major Shareholders) to be less than the actual amount of Expenses (the difference being defined as an "Expenses Overage"), the Expenses Overage shall be paid to Purchaser as a claim against the Escrow Shares. Purchaser's claim in Escrow Shares shall equal the Expenses Overage divided by the Closing Price, rounded to the nearest whole Escrow Share. Any dispute between Purchaser and the Representative relating to the Expenses Certificate shall be resolved pursuant to the provisions of Section 11.8 hereof.

     4.8. Tax Matters.

     (a) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date ("Pre-Closing Tax Periods").

     (b) The parties anticipate that the Merger will terminate all Tax periods for the Company. With respect, however, to any Tax periods of the Company which are determined to begin before the Closing Date and end after the Closing Date ("Overlap Tax Periods"), Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company. The portion of Tax for any Overlap Tax Period which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be in the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, shall be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.


     (c) For federal income Tax purposes, the parties intend that the Merger shall be treated as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

     4.9. Notification of Certain Matters.

     (a) Purchaser shall give prompt notice to the Company of the following:

          (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (A) any representation, warranty or agreement of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (B) directly or indirectly, any Purchaser Material Adverse Effect; or

          (ii) any material failure of Purchaser, any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     (b) The Company shall give prompt notice to Purchaser of the following:

          (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (A) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (B) directly or indirectly, any Company Material Adverse Effect; or

          (ii) Any material failure of the Company, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     (c) Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not waive or release the Company or Purchaser from its covenants, representations or warranties under this Agreement.

     4.10. Public Announcements.

     (a) Except for and to the extent of any public announcement or disclosures relating to the Transactions previously made by any of the parties hereto, as may be required by law or stock exchange requirements, or as provided in this Section, the Company and the Purchaser agree that until the consummation of the Transactions, each of such parties will not, and will direct its directors, officers, employees, representatives and agents who have knowledge of the Transactions not to, disclose to any Person who is not a participant in discussions concerning the Transactions (other than Persons whose consent is required to be obtained hereunder), any of the terms, conditions or other facts with respect to the Transactions.

     (b) Prior to the Effective Time, the Company shall obtain the prior oral or written consent of Purchaser, and Purchaser shall obtain the prior oral or written consent of the Company, before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to receiving such consent, except as may be, in the good faith belief of the party issuing such press release, required by law or stock exchange requirements. The parties acknowledge and agree that Purchaser and Company expect to issue press releases with respect to the Transactions immediately after execution of this Agreement, as well as after the Closing

     . 4.11. Reorganization. After the Closing, Purchaser shall use its commercially reasonable best efforts to protect the parties' intended tax treatment of the Merger as a reorganization, as provided in Section 2.6 hereof. Purchaser will continue after the Closing the historical business operation of the Company pursuant to Regulation 1.368-1(d) of the Code.

     4.12. Access and Inspection. On reasonable notice, each party hereto shall provide the other party (or parties) full access during normal business hours from and after the date hereof until the Closing to all of the books and records of such party as they relate to the business and affairs of Purchaser or the Company as may be requested, in each case for the purpose of making such continuing investigation of such party and its respective predecessors as it may desire. Each party shall cause appropriate personnel to assist the other party (or parties) in such continuing investigation and shall cause personnel, counsel, accountants and other non-employee representatives to be reasonably available to such party (or parties) in connection with its continuing investigation.

     4.13. Ongoing Business. Prior to Closing, the Company will not engage in any activities outside the ordinary course of business, except as contemplated in this Agreement.

     4.14. Certain Filings, Consents and Arrangements. Subject to compliance with applicable law, Purchaser and the Company will (a) cooperate with one another (i) in promptly determining whether in connection with this Agreement any filings, including qualifications to conduct business as a foreign corporation, are required to be made with, or consents, approvals, permits or authorizations are required to be obtained from, any Governmental Authority under any federal, state or foreign law or regulation or from any other third party under any Material Contract (as defined herein) and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (b) provide one another with copies of all filings made by such party with any Governmental Authority in connection with this Agreement.

     4.15. No Solicitation.

     (a) In consideration of the expenses to be incurred by Purchaser in negotiating toward this Agreement and in conducting its due diligence investigation, the Company shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale or transfer of substantial assets, sale of any shares of capital stock (including without limitation by way of a tender offer), or similar transaction involving it or any of its subsidiaries, other than the Transactions (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), or
(ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or agree to or recommend any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 4.15(a) shall prevent the Company or its Board of Directors, from (A) furnishing non-public information, or entering into discussions or negotiations, with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or agreeing to or recommending an unsolicited bona fide written Acquisition Proposal to its stockholders, if and only to the extent that (1) the Board of Directors of the Company believes in good faith (after consultation with its advisors) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Acquisition Proposal, would, if consummated, result in a transaction more favorable to such party over the long term than the transaction contemplated by this Agreement, and such Board of Directors determines in good faith after receipt of an opinion from outside legal counsel to the effect that such action is likely necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality Agreement; or (B) complying with rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (b) If the Company enters into a definitive agreement pursuant to an Acquisition Proposal, it shall be deemed to have terminated this Agreement and shall pay Purchaser a termination fee within the earlier of three business days of such termination or three business days of its entering into such a definitive agreement. If Purchaser elects not to close under this Agreement because: (i) any of the conditions to Closing in Sections 8.9, 8.10, 8.13 or
8.14 is not satisfied; (ii) holders of ten percent (10%) or more of the aggregate number of shares of issued and outstanding Company Capital Stock shall have exercised appraisal rights under the Delaware Act; or (iii) there shall be pending or threatened any action, proceeding or investigation before any court or administrative agency or any pending action by any other Person, challenging or seeking damages based upon any actions of the Company or its shareholders, officers, directors, employees or creditors in connection with the Merger and having a Purchaser Material Adverse Consequence, the Company shall be deemed to have terminated this Agreement and shall pay Purchaser a termination fee within three business days of such termination. The termination fee in either circumstance described in the preceding two sentences shall be the sum of (i) Purchaser's out-of-pocket costs incurred in connection with the Transactions through the date of termination, not to exceed $500,000 in the aggregate, and
(ii) $300,000. The payment of a termination fee pursuant to this subsection, which is agreed to be a fair estimate of the expenses and damages which would be suffered by Purchaser in such event, shall be the sole and exclusive remedy of Purchaser against the Company and its respective directors, officers, employees, attorneys, agents, advisors or other representatives (including its stockholders), with respect to the occurrences giving rise to such payment. Should any court of competent jurisdiction determine that, consistent with applicable law, the termination fee set forth above is unenforceable or otherwise contrary to public policy, the parties hereto agree to any reformation of this Agreement by a court that would result in such termination fee being upheld and given effect.

     4.16. Company Options. Prior to the Closing, the Company shall (i) terminate the CareCentric Solutions, Inc. 1995 Incentive Stock Plan, (ii) cause outstanding options held by J. Kent Elmer and Jerome Knight representing rights to purchase 1,981,387 shares of Company Common Stock under such plan to be terminated, and (iii) use its best efforts to terminate all outstanding options under such plan. Purchaser shall convert the remaining Company options (not to exceed options to purchase 717,000 shares of Company Common Stock) into options to purchase Purchaser Common Stock under the Purchaser's Omnibus Equity-based Incentive Plan, with the number of shares subject to such options and the per share exercise price for such options to be determined in accordance with the conversion formula set forth on Schedule 4.16.

     4.17. Officer and Director Releases. The Company will obtain a release from each of its directors and officers in a form reasonably acceptable to the Purchaser (collectively, the "Company Officer/Director Releases").

     4.18. Regulation D Exemption. The Company will cooperate with Purchaser in its efforts to qualify the offering of the Closing Merger Shares for the Regulation D Exemption. The Company will promptly disseminate to the Company Preferred Shareholders copies of SEC filings and other disclosure documents provided by the Purchaser, which shall be reasonably acceptable to the Company. The Company, at its sole expense, will make available to each Company Preferred Shareholder with a purchaser representative that is qualified under Regulation D, to the extent that a purchaser representative is required under the Regulation D Exemption. The Company will provide Purchaser with drafts of any proxy statements and similar disclosure documents prior to dissemination to the Company Preferred Shareholders, and will make all revisions to such documents requested by Purchaser as are necessary to comply with the Regulation D Exemption.

                                   ARTICLE 5.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce Purchaser and Newco to enter into this Agreement and consummate the Transactions, the Company represents and warrants to Purchaser and Newco as follows, each of which warranties and representations is material to and relied upon by Purchaser and Newco:


     5.1. Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The states in which the Company is qualified to do business are set forth on
Schedule 5.1. The Company has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. The Company does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other entity and does not have any subsidiaries, which for purposes of this Agreement means any corporation or other legal entity of which the Company (either alone or through or together with any other Affiliate of the Company) owns, directly or indirectly, more than 20% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     5.2. Corporate Power and Authority; Due Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which the Company is or will be a party and to consummate the Transactions. The names of the Company Shareholders, and the number and percentage of shares in the Company owned by the Company
Shareholders, are set forth on Schedule 5.2 attached hereto. The Company Shareholders own all of the issued and outstanding shares of Company Capital Stock. The Board of Directors of the Company at a meeting duly called and held has determined that the Merger is advisable and in the best interest of the Company and has approved it. The directors have also duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents to which the Company is or will be a party and the consummation of the Transactions, and no other corporate proceeding on the part of the Company except for Company Shareholder Approval is necessary to approve the Transactions. Assuming that this Agreement and each of the Transaction Documents to which Purchaser or Newco is a party constitutes a valid and binding agreement of Purchaser or Newco, this Agreement and each of the Transaction
Documents to which the Company or the Company Shareholders are or will be parties constitutes, or will constitute when executed and delivered, a valid and binding agreement of the Company or the Company Shareholders, in each case enforceable against the Company and the Company Shareholders in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the application of general principles of equity. The duly elected officers and directors of the Company are set forth on
Schedule 5.2 attached hereto. Copies of the Certificate of Incorporation, the Bylaws and all minutes of the Company are contained in the minute books of the Company. True, correct and complete copies of the minute books of the Company have been delivered to Purchaser.

     5.3. Ownership of Assets. The Company has title to all of its properties and assets, other than leased or licensed property, in each case free and clear of any liens, security interests, claims, charges, options rights of tenants or other encumbrances, except as disclosed or reserved against in Schedule 5.3 or reserved against in the Company Financial Statements (as defined in Section 5.8(a) (to the extent and in the amounts so disclosed or reserved against)) and except for liens arising from current Taxes not yet due and payable and other liens not having a Company Material Adverse Effect. All buildings, machinery and equipment owned or leased by the Company are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. The Company has not received any notice of violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased. All of the accounts receivable of the Company as of the Effective Time will reflect actual transactions and will have arisen in the ordinary course of business.

     5.4. No Conflict; Required Consents. Schedule 5.4 lists all third party consents or approvals required with respect to the Company for consummation of the Transactions, which consents the Company agrees to use its best reasonable efforts to obtain. Assuming all such consents, approvals, authorizations and other actions have been obtained or taken and assuming the appropriate filings are made by Purchaser and the Company to effectuate the Merger under the Delaware Act, and under the Securities Act and the Exchange Act, the execution and delivery by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the Transactions do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, Person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filings or notices the failure of which to make or obtain will not in the aggregate have a Company Material Adverse Effect); (b) violate the terms of any instrument, document or agreement to which the Company is a party, or by which the Company or the property of the Company is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of the Company except for such violations, conflicts, breaches and defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect; (c) violate the Company's Certificate of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or Governmental Authority applicable to the Company, or the business or assets of the Company, except for such violations which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent or hinder the continued operation of the business of the Company after the Closing on substantially the same basis as theretofore operated.

     5.5. Capitalization. The authorized and outstanding capital stock of the Company, and the number of shares of Company Capital Stock owned by each Company Shareholder, is set forth on Schedule 5.5(a) and 33,333 shares of the Company's Common Stock are held in the treasury of the Company. All outstanding Company Capital Stock has been duly authorized, and is validly issued, fully paid and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of the Company. The Company's convertible securities, options, warrants, or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of its capital stock or other securities are as set forth on
Schedule 5.5(b) (the "Rights to Securities"). Each share of Company Preferred Stock is convertible into one share of Company Common Stock and has voting rights equal to those of each share of Company Common Stock. All securities of the Company were offered and sold in compliance with applicable Federal and state securities laws. Each and every dividend of the Company, if any, whether paid in cash or other property, has been declared and paid in compliance with applicable law, and the Company has no further obligation with respect to such payment.

     5.6. Compliance with Laws

     (a) The Company is in compliance with, and the Company operated any businesses previously owned by it in compliance with, all applicable laws, orders, rules and regulations of all Governmental Authorities, including applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received notice of any noncompliance with the foregoing.

     (b) Neither the Company nor any other Persons providing services for the Company have, to the knowledge of the Company, engaged in any activities which would be a basis for exclusion from any otherwise available Medicare, Medicaid or other federally funded programs under Section 1320a - 7a of Title 42 of the United States Code, or prohibited under any applicable portions of Section 1320a
- 7b of such Title 42, or regulations promulgated thereunder, or related state or local statutes or regulations, including any "fraud and abuse" provisions, except where such noncompliance has and will have, individually and in the aggregate, no Company Material Adverse Effect.

     (c) Without  limiting  the  foregoing,  the Company and any other person or entity  for whose  conduct  the  Company  is  legally  held  responsible  are in compliance with all applicable federal, state, regional, local or provincial laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control (collectively, "Environmental Laws"), except where such noncompliance has and will have, individually or in the aggregate, no Company Material Adverse Effect. Neither the Company, nor any other person or entity for whose conduct the Company is legally responsible has received any notice, demand, request for information, or administrative inquiry relating to any violation of an Environmental Law or the institution of any suit, action, claim, or proceedings alleging such violation or investigation by any Governmental Authority or any third party of any such violation.

     5.7. Licenses and Permits. The Company holds and is in compliance with all licenses, permits, concessions, grants, franchises, approvals and authorizations necessary or required for the use or ownership of its assets and the operation of its business, except where the failure to hold such license, permit, concession, grant, franchise, approval or authorization has and will have, individually or in the aggregate, no Company Material Adverse Effect. The Company has not received notice of any violations in respect of any such licenses, permits, concessions, grants, franchises, approvals or authorizations, which violations, individually or in the aggregate, would have a Company Material Adverse Effect. No proceeding is pending or, to the knowledge of the Company, threatened, which seeks revocation or limitation of any such licenses, permits, concessions, grants, franchises, approvals or authorizations, nor is there any basis therefor, the revocation or limitation of which, individually or in the aggregate, would have a Company Material Adverse Effect.

     5.8. Liabilities and Obligations of the Company.

     (a) Attached hereto as Schedule 5.8 are true, correct and complete copies of (i) the Company's audited balance sheets as of December 31, 1997 and December 31, 1998, audited statements of income, stockholders' equity and cash flows for the years then ended, with the reports of Ernst & Young LLP thereon and (ii) an unaudited balance sheet as of May 31, 1999, and the related unaudited statements of income, stockholders' equity and cash flows for the five months then ended, (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, fairly present in all material respects the financial condition of the Company as of the respective dates thereof, and disclose all liabilities of the Company, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, except for liabilities that, individually or in the aggregate, would not have a Company Material Adverse Effect; provided, however, that the interim financial statements do not include footnotes and are subject to normal year-end adjustments.

     (b) The Company has no liability or obligation (whether accrued, absolute, contingent or otherwise) including, without limitation, any liability that might result from an audit of its Tax Returns by any Tax Authority, except for (i) liabilities that, individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) the liabilities and obligations of the Company that are disclosed or reserved against in the Company Financial Statements or
Schedule 5.8 hereto, to the extent and in the amounts so disclosed or reserved against, and (iii) liabilities incurred or accrued in the ordinary course of business since December 31, 1998 and liabilities incurred in connection with the Transactions.

     (c) Except as disclosed in the Company Financial Statements or Schedule 5.8, the Company is not in default with respect to any liabilities or obligations, except for defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect and all such liabilities or obligations shown or reflected in the Company Financial Statements or Schedule
5.8 and such liabilities incurred or accrued subsequent to December 31, 1998 were incurred in the ordinary course of business except as indicated in Schedule 5.8, except for liabilities and obligations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     (d) The Company Shareholder Notes constitute all of the debts for borrowed money owed by the Company to any holder of Company Capital Stock.

     5.9. Taxes.

     Except as to any noncompliance with any of the following provisions that would not, individually or in the aggregate, have a Company Material Adverse
Effect:

     (a) The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. Except as set forth in Schedule 5.9, the Company currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no liens or other security interests on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens, if any, for Taxes not yet due and payable.

     (b) The Company has timely paid, withheld and/or remitted to the appropriate Tax Authority all Taxes required to be paid, withheld and/or remitted on or before the Closing Date. The reserves for Taxes to be reflected on the Closing Balance Sheet (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) will be adequate to cover all Tax liabilities, contingent or otherwise, as of the Closing Date.

     (c) No employee of the Company or any of its subsidiaries responsible for Tax matters has received notice that any Tax Authority proposes to assess any additional Taxes against the Company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Tax Authority in writing, or (ii) as to which any employee of the Company responsible for Tax matters has knowledge based upon personal contact with any agent of such Tax Authority.

     (d) Except as set forth in Schedule 5.9, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments which have not yet been reported on any Tax Return, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

     (f) The Company is not a party to any Tax allocation or sharing agreement. The Company has not been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary Tax Return. The Company has no contractual obligation to indemnify any other person with respect to the payment of any Taxes of the other person which could have a Company Material Adverse Effect.

     5.10. Contracts, Agreements and Instruments Generally. Schedule 5.10 hereto consists of a true and complete list of all contracts, agreements, commitments and other instruments (identified by title, date and parties) (whether oral or written) to which the Company is a party that involve a receipt or an expenditure by the Company or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Company, which in each case relates to a contract, agreement, commitment or instrument that requires (or is reasonably expected to require) payments or provides (or is reasonably expected to provide) for receipts in excess of $10,000 from the Closing Date until the first (1st) anniversary thereof.

     The contracts, agreements, commitments and other instruments listed or required to be listed on Schedule 5.10 or listed on a Schedule referred to in
Section 5.12 hereof are herein referred to as the "Material Contracts". All of the Material Contracts are in full force and effect.

     None of the Company, and, to the knowledge of the Company, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof, the breach of or default under which would, individually or in the aggregate, have a Company Material Adverse Effect; and there are no existing facts or circumstances known to the Company that would prevent the work in process of the Company or its contracts and agreements from maturing upon performance by the Company into collectible accounts receivable in the aggregate in amounts consistent with historical experience. Except as set forth on Schedule 5.10 or as reserved against in the Company Financial Statements, there are no contracts or commitments that require the performance of services or provision of goods by the Company at a direct cost for each such contract or commitment known by the Company to be in excess of the revenue to be derived pursuant to the terms of such contract or commitment, which, individually, or in the aggregate, would have a Company Material Adverse Effect. Except for terms specifically described in Schedule 5.10, the Company has not received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by the Company consistent with amounts historically charged for such services.

     5.11. Customer Contracts. With respect to each contract, agreement, commitment or other instrument in effect to which the Company is a party with any customer of the Company (each, a "Customer Contract") all performance warranties with respect to computer software represented in writing as owned by or proprietary to the Company ("Owned Software") made by the Company in any Customer Contract, including warranties with respect to capacity, availability, downtime and response time, and Year 2000 compliance have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such Customer Contract, except for failures to satisfy which, individually or in the aggregate, would not have a Company Material Adverse Effect. 5.12. Intellectual Property; Computer Software.

     (a) Schedule 5.12(a) hereto sets forth (i) a complete and correct list of all trademarks, trade names, service marks, service names, and brand names (whether or not any of the same are registered), and all patents and registered copyrights and all applications for the foregoing, if any, (setting forth the registration, issue or serial number of the patents and registered copyrights and a description of the same) applicable to or used in the business of the Company; (ii) the owner of such intellectual property and any registration thereof or application thereof; and (iii) a complete list of all licenses granted by or to the Company with respect to any of the above (identified by title, date and parties) (not inclusive of Customer Contracts). All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Company free and clear of all liens, claims, security interests and encumbrances, except for such liens, claims, security interests and encumbrances as would, individually or in the aggregate, not have a Company Material Adverse Effect. Except as set forth on Schedule 5.12(a), the Company is not currently in receipt of any notice of any violation of, and, to the Company's knowledge, the Company is not violating the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset, except such violations as, individually or in the aggregate, would not have a Company Material Adverse Effect.

     (b) Schedule 5.12(b) contains a complete and accurate list of all Owned Software. Except as set forth on Schedule 5.12(b), the Company has title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth on Schedule 5.12(b) and except for commercially available, over-the-counter "shrink-wrap" software, the Owned Software is not dependent on any Licensed Software (as defined in subsection (c) below) in order to operate fully in the manner in which it is intended. The source code to the Owned Software has not been published or disclosed to any other parties, except as set forth in the Customer Contracts or as set forth on Schedule 5.12(b), and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of the Company, no such other party has breached any such obligation of confidentiality.

     (c) Schedule 5.12(c) contains a complete and accurate list of all software (other than commercially available over-the-counter "shrink-wrap" software) under which the Company is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software"). The Company has the right and license to use, sublicense, modify and copy Licensed Software to the extent set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to the Company, free of any other limitations or encumbrances, and the Company is in compliance with all applicable provisions of such agreements, except for failures to comply which, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed on Schedule 5.12(c), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. Except for such publications and disclosures that, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company has not published or disclosed any Licensed Software to any other party except in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. Except for such publications and disclosures that, individually or in the aggregate, would not have a Company Material Adverse Effect, no party to whom the Company has disclosed Licensed Software has, to the knowledge of the Company, breached such obligation of confidentiality.

     (d) The Owned Software and Licensed Software and commercially available over-the-counter "shrink-wrap" software constitute all software used in the businesses of the Company (collectively, the "Company Software"). The Transactions will not cause a breach or default under any licenses, leases or similar agreements relating to the Company Software or impair Purchaser's ability to use the Company Software in the same manner as such computer software is currently used by the Company. To the knowledge of the Company, (i) the Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software, and (ii) no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software, except for infringements that, individually or in the aggregate, would not have a Company Material Adverse Effect. 5.13. Labor Matters. Except as set forth on Schedule 5.13, within the last three (3) years the Company has not been the subject of any known union activity or labor dispute, nor has there been any strike of any kind called or, to the knowledge of the Company, threatened to be called against the Company. The Company has not violated any applicable federal or state law or regulation relating to labor or labor practices, except where such violation has and will have, individually or in the aggregate, no Company Material Adverse Effect. Schedule 5.13 sets forth a true, correct and complete list of employer loans or advances from the Company to their respective employees. The Company is in compliance with all applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (hereinafter collectively referred to as the "Immigration Laws"), except where such noncompliance has and will have, individually or in the aggregate, no Company Material Adverse Effect. The Company has had no
immigration violations, except for violations that, individually or in the aggregate, would have no Company Material Adverse Effect, and, to the Company's knowledge, the Company has employed only individuals authorized to work in the United States. The Company has never been the subject of any inspection or received notice of investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws nor is such proceeding pending or, to the Company's knowledge, threatened.

     5.14. Work-in-Process, Orders and Returns.

     (a) Except as set forth on Schedule 5.14(a), as of the date hereof, except for any claims specifically disclosed on other Schedules hereto, to the Company's knowledge, there are no claims nor does the Company reasonably expect to make or receive any claims to terminate Customer Agreements, or material licenses, services, or other orders, or for refunds relating to Customer Agreements, licenses, maintenance agreements, or other fees by reason of alleged dissatisfaction with the Company's capabilities or performance (including those related to Company Software), or defective or unsatisfactory services or products, except as would not result in, individually or in the aggregate, a Company Material Adverse Effect.

     (b)  Except as set forth on  Schedule  5.14(b),  the  Company  has not been notified that the consummation of the Transactions will result in any cancellations or withdrawals of accepted and unfilled orders for services or Company Software, or maintenance or other services and the Company will inform Purchaser promptly upon receipt of any notification to that effect received after the date hereof, except for cancellations or withdrawals that, individually or in the aggregate, would not have a Company Material Adverse Effect. To the knowledge of the Company, neither the execution of this Agreement nor the consummation of the Transactions will result in any material cancellations or withdrawals of accepted and unfilled orders for the license or sales of Company Software, services or merchandise, except for cancellations or withdrawals that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     5.15. Absence of Certain Changes. Except as reflected on Schedule 5.15, or elsewhere in this Agreement or specifically identified on any Schedules hereto, and since December 31, 1998, the Company has not and at the Closing Date will not have:

     (a) Suffered a Company Material Adverse Effect, or become aware of any circumstances which might reasonably be expected to result in such a Company Material Adverse Effect; or suffered any material casualty loss to the Assets (whether or not insured), except for losses that, individually or in the aggregate, would not have a Company Material Adverse Effect;

     (b) Incurred any obligations specifically related to the Assets (including Customer Agreements), except in the ordinary course of business consistent with past practices, except for obligations that, individually or in the aggregate, would not have a Material Adverse Effect;

     (c) Permitted or allowed any of the Assets to be mortgaged, pledged, or subjected to any lien or encumbrance, except for liens for Taxes not yet due and payable and liens and encumbrances that, individually or in the aggregate, would not have a Company Material Adverse Effect;

     (d) Written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest complete fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice, and except for those that, individually or in the aggregate, would not have a Company Material Adverse Effect;

     (e) Sold, licensed or transferred or agreed to sell, license or transfer, any of the Assets, except in the ordinary course of business and consistent with past practice; or which, in the aggregate, do not exceed $25,000;

     (f) To the Company's knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract or other restrictions on the use or disclosure of proprietary materials;

     (g) Incurred obligations to refund money to customers, except in the ordinary course of business, or which, in the aggregate, will have no Company Material Adverse Effect;

     (h) Become aware of any event, condition or other circumstance relating solely to the Assets (as opposed to any such event, condition, or circumstance which is, for example, national or industry-wide in nature) which is expected to result in a Company Material Adverse Effect;

     (i) Made any capital expenditures or commitments, any one of which is more than $50,000, for additions to property, plant, or equipment;

     (j) Made any material change in any method of accounting or accounting practice;

     (k) Except as permitted under Section 4.7(b) with respect to the Severance Payment Obligations, paid, loaned, guaranteed, or advanced any material amount to, or sold, transferred, or leased any material properties or assets (real, personal, or mixed, tangible or intangible) to, or entered into any agreement, arrangement, or transaction with any of the Company's officers or directors, or any business or entity in which any officer or director of the Company, or any affiliate or associate of any of such Persons has any direct or indirect interest; or

     (l) Agreed to take any action described in this Section 5.15.

     5.16. Leases. Schedule 5.16 contains a list of all leases pursuant to which the Company leases real or personal property, and copies of all such leases have been delivered to Purchaser. All such leases are in full force and effect, and except as set forth on Schedule 5.16, no event has occurred which is a default or which with the passage of time will constitute a default by the Company thereunder, nor has any such event occurred to the knowledge of the Company which is a default by any other party to such lease. All property leased by the Company as lessee is in the possession of the Company. Except as indicated in
Schedule 5.16, no consent of any lessor is required in connection with the Transactions.

     5.17. Litigation. Except as set forth in Schedule 5.17, (i) there are no actions, proceedings or regulatory agency investigations against the Company or, to the Company's knowledge, involving the Assets pending (served) or threatened against the Company, (ii) the Company does not know of any such action, proceeding or investigation against the Company, and (iii) no such action, proceeding, or regulatory agency investigation has been pending (served) during the three-year period preceding the date of this Agreement.

     5.18. Employee Benefit Plans: Employees.

     Except as to noncompliance with any of the following provisions that would not, individually or in the aggregate, have a Company Material Adverse Effect:

     (a) Without regard to materiality, Schedule 5.18 sets forth a list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy or arrangement (each such plan, agreement, policy or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is currently in effect, was maintained since December 31, 1991 or which has been approved before the date hereof but is not yet effective, for the benefit of (i) directors or employees of the Company or any other persons performing services for the Company, (ii) former directors or employees of the Company or any other persons formerly performing services for the Company, or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, "Company Employees") or with respect to which the Company or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than the Company, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes the Company) has or has had any obligation on behalf of any Company Employee. Except as disclosed on Schedule 5.18 attached hereto, without regard to materiality, there are no other benefits to which any Company Employee is entitled or for which the Company has any obligation.

     (b) Without regard to materiality, the Company has delivered to Purchaser, with respect to each Employee Benefit Plan, true and complete copies of (i) the documents embodying and relating to the plan, including, without limitation, the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, the most recent summary plan description with each summary of material modification, if any, and employee handbooks, (ii) annual reports including but not limited to Forms 5500, 990 and 1041 for the last three (3) years for the plan and any related trust,
(iii) actuarial valuation reports and financial statements for the last three years, and (iv) each material communication involving the plan or any related trust to or from the Internal Revenue Service ("IRS"), Department of Labor ("DOL"), Pension Benefit Guaranty Corporation ("PBGC") or any other governmental authority since January 1, 1995 (but excluding any IRS determination letter application), including, without limitation, the most recent determination letter received from the IRS pertaining to any Employee Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

     (c) The Company has no obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), or (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code).

     (d) Except as otherwise set forth on Schedule 5.18 attached hereto, the Company is not liable for and neither the Company nor Purchaser will be liable for, any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan maintained, sponsored or contributed to by an ERISA Affiliate (if a like definition of Employee Benefit Plan were applicable to the ERISA Affiliate in the same manner as it applies to the Company), including, without limitation, withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, or liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA.

     (e) The Company, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of
Section 3(16) of ERISA) has complied in all respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). Schedule 5.18 attached hereto lists the name of each Company Employee who has experienced a "Qualifying Event" (as defined in COBRA) with respect to an Employee Benefit Plan who is eligible for "Continuation Coverage" (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA, or maximum period for electing such coverage, has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Schedule 5.18 attached hereto also lists the name of each Company Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended ("FAMLA")) and is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FAMLA, COBRA or otherwise.

     (f) With respect to each Employee Benefit Plan and except as otherwise set forth on Schedule 5.18 attached hereto:

          (i) each Employee Benefit Plan, other than a standardized prototype plan, that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to the effect that the Employee Benefit Plan is qualified under Section 401 of the Code and that any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or is expected to occur that caused or could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

          (ii) all payments required by the Employee Benefit Plan or by law (including all contributions, insurance premiums, premiums due the PBGC or intercompany charges) with respect to all periods through the date hereof have been made;

          (iii) there are no violations of or failures to comply with ERISA and the Code with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plan with the DOL, the IRS, the PBGC or any other governmental authority, or any of the assets of the Employee Benefit Plan or any related trust;

          (iv) no claim, lawsuit, arbitration or other action has been asserted or instituted or to the knowledge of the Company threatened against the Employee Benefit Plan, any trustee or fiduciaries thereof, the Company or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of the Employee Benefit Plan or any related trust other than routine claims for benefits;

          (v) all amendments required to bring the Employee Benefit Plan into conformity with applicable law, including, without limitation, ERISA and the Code, have been timely adopted;

          (vi) any bonding required with respect to the Employee Benefit Plan in accordance with the applicable provisions of ERISA has been obtained and is in full force and effect;

          (vii) the Employee Benefit Plan complies with and has been maintained and operated in accordance with its respective terms and the terms and the provisions of applicable law, including, without limitation, ERISA and the Code (including rules and regulations thereunder);

          (viii) no "prohibited transaction" (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to the Employee Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which has subjected or could reasonably be expected to subject the Company, any ERISA Affiliate or Purchaser or any officer, director or employee of the Company, any ERISA Affiliate, Purchaser or the Employee Benefit Plan trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code or any other liability with respect thereto;

          (ix) the Employee Benefit Plan is not under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty;

          (x) if the Employee Benefit Plan purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129 or 132 of the Code, the Employee Benefit Plan satisfies the requirements of said Section(s);

          (xi) the Employee Benefit Plan may be amended or terminated on no more than 90 days' notice.

     (g)  No  Employee  Benefit  Plan  purports  to  be  a  voluntary   employee
beneficiary association ("VEBA"), and no Employee Benefit Plan is subject to Title IV of ERISA.

     (h) The Company is not subject to any liens, or excise or other taxes under ERISA, the Code or other applicable law relating to any Employee Benefit Plan.

     (i) Except as set forth on Schedule 5.18 hereto, the consummation of the Transactions will not give rise to any liability for any employee benefits, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Employee.

     (j) No amounts payable under any Employee Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as such section of the Code is currently in effect

     (k) Except as set forth on Schedule 5.18 attached hereto, no Employee Benefit Plan in any way provides for health benefits (other than under COBRA, the Federal Social Security Act or any Employee Benefit Plan qualified under
Section 401(a) of the Code) to any Company Employee who, at the time the health benefit is to be provided, is or will be a former director or employee of the Company or an ERISA Affiliate (or a beneficiary of any such person), nor have any representations, agreements, covenants or commitments been made to provide such health benefits.

     (l) Since December 31, 1998 and through the date hereof, except as set forth on Schedule 5.18 attached hereto or as required by applicable law or consistent with past practice, neither the Company nor any ERISA Affiliate has
(i) instituted or agreed to institute any new employee benefit plan or practice,
(ii) made or agreed to make any change in any Employee Benefit Plan, (iii) made or agreed to make any increase in the compensation payable or to become payable by the Company or any ERISA Affiliate to any Company Employee (other than regularly scheduled increases), or (iv) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the Employee Benefit Plans, paid or accrued or agreed to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any Company Employee.

     (m) Without regard to materiality, any contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any Employee Benefit Plan which is attributable to any period or any portion of any period prior to the Closing is set forth on Schedule 5.18 hereof.

     5.19. Accuracy of Representations. No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished to Purchaser pursuant to the provisions hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. To the knowledge of the Company, there is no current event or condition of any kind or character pertaining to the Company that may reasonably be expected to have a Company Material Adverse Effect, except as disclosed herein

     5.20. Brokers Fees and Expenses. Neither the Company nor the Major Shareholders nor any affiliate thereof has retained or utilized the services of any advisor, broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other Person or entity for or on account of the Transactions, or had any communications with any Person or entity which would obligate Purchaser to pay any such fees or commissions.

     5.21. Bank Accounts. Schedule 5.21 contains a true, complete and correct list showing the name and location of each bank or other institution in which the Company has any deposit account or safe deposit box, together with a listing of account numbers and names of all Persons authorized to draw thereon or have access thereto.

     5.22. Business Practices. Neither the Company nor anyone acting on its behalf has made any payment of funds of the Company prohibited by law, and no funds of the Company have been set aside to be used for any payment prohibited by law.

     5.23. Insurance. Schedule 5.23 lists all of the insurance policies maintained by the Company, which Schedule includes the name of the insurance company, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy, and the annual premiums for such policy. The Company shall maintain such insurance policies in full force and effect at least through the Closing Date.

     5.24. Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company or the Major Shareholders for inclusion or incorporation by reference in Purchaser's proxy statement or information statement to be delivered to its stockholders ("Proxy Statement") will, at the date delivered to Purchaser, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading assuming that the information contained therein is consistent with information provided by the Company or the Major Shareholders.

     5.25. Reorganization. To the knowledge of the Company, there is no fact pertaining to it or the Major Shareholders that would prevent the Merger from qualifying as a reorganization under the Code. The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of U.S. Treasury Regulation Section 1.368-1(d).

     5.26. No Existing Discussion. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussion or negotiations with any other party with respect to an Acquisition Proposal.

                                   ARTICLE 6.

              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NEWCO

     In order to induce the Company to enter into this Agreement and consummate the Transactions, each of Purchaser and Newco represents and warrants to the Company as follows, each of which representations and warranties is material to and relied upon by the Company, provided however, that the representations and warranties in this Article 6 do not give effect to the consummation of the Mestek Merger:

     6.1. Organization. Each of Purchaser and Newco is a corporation duly organized and validly existing under the laws of the State of Delaware. The states in which Purchaser is qualified to do business are set forth on Schedule
6.1. Each of Purchaser and Newco has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. Except as set forth on Schedule 6.1, neither Purchaser nor Newco owns, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other entity and does not have any subsidiaries.

     6.2. Corporate Power and Authority; Due Authorization. Each of Purchaser and Newco has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which Purchaser or Newco is or will be a party and to consummate the Transactions. Each of the Board of Directors of Purchaser and the Board of Directors and stockholder of Newco has duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents to which it is or will be a party and the consummation of the Transactions, and no other corporate proceedings on the part of Purchaser or Newco are necessary to approve and authorize the execution and delivery of this Agreement and such Transaction Documents and the consummation of the Transactions. Assuming that this Agreement and each of the Transaction Documents to which either Purchaser or Newco is a party constitutes a valid and binding agreement of the Company and the Major Shareholders, this Agreement and each of the Transaction Documents to which Purchaser or Newco is a party constitutes, or will constitute when executed and delivered, a valid and binding agreement of Purchaser or Newco in each case enforceable against Purchaser or Newco in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the application of general principles of equity.

     6.3. No Conflict; Consents. Except as set forth on Schedule 6.3 hereto, and except for the applicable requirements of the Securities Act, the Exchange Act, state blue sky laws and the rules of the NASDAQ Stock Market, Inc., the execution and delivery by Purchaser and Newco of this Agreement, the Transaction Documents to which either of them is or will be a party and the consummation by Purchaser and Newco of the Transactions do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, Person or other entity or any public, governmental or judicial authority;
(b) violate the terms of any instrument, document or agreement to which Purchaser or Newco is a party, or by which Purchaser or Newco or the property of Purchaser or Newco is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement or result in the creation of any lien upon any of the property or assets of Purchaser or Newco, except for such violations, conflicts, breaches and defaults which, individually or in the aggregate, would not have a Purchaser Material Adverse Effect; (c) violate Purchaser's or Newco's Certificate of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or Governmental Authority applicable to Purchaser or Newco, the business or assets of Purchaser or Newco, or the Merger, except for such violations which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Neither Purchaser nor Newco is subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent or hinder the continued operation of the business of Purchaser or Newco after the Closing on substantially the same basis as theretofore operated.

     6.4. Ownership of Assets. Purchaser has title to all of its properties and assets, other than leased or licensed property, in each case free and clear of any liens, security interests, claims, charges, options rights of tenants or other encumbrances, except as disclosed or reserved against in Schedule 6.4 or reserved against in Purchaser's financial statements (as described in Section 6.8(a) (to the extent and in the amounts so disclosed or reserved against)) and except for liens arising from current Taxes not yet due and payable and other liens not having a Purchaser Material Adverse Effect. All buildings, machinery and equipment owned or leased by Purchaser are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Purchaser has not received any notice of violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased. All of the accounts receivable of Purchaser as of the Effective Time will reflect actual transactions and will have arisen in the ordinary course of business.

     6.5. Capitalization. The authorized capital stock of Purchaser consists of 10,000,000 shares of preferred stock, $.001 par value per share) of which no shares are outstanding, and 20,000,000 shares of common stock, $.001 par value per share, of which 8,741,713 shares are outstanding as of the date hereof. In addition, rights to receive 32,392 shares of Purchaser Common Stock, relating to unconverted shares from Purchaser's 1997 reverse stock split ("Purchaser Conversion Rights"), are outstanding as of the date hereof. All outstanding shares of Purchaser Common Stock have been duly authorized, and are validly issued, fully paid and nonassessable. Except as set forth in Schedule 6.5, no party has any preemptive (whether statutory or contractual) rights in any capital stock of Purchaser. Except for the Purchaser Conversion Rights, and options and warrants identified on Schedule 6.5, Purchaser has no convertible securities, options, warrants, or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of its capital stock or other securities. All securities of Purchaser were offered and sold in compliance with applicable Federal and state securities laws. Each and every dividend of the Purchaser, if any, whether paid in cash or other property, has been declared and paid in compliance with applicable law, and the Purchaser has no further obligation with respect to such payment. Purchaser owns one hundred percent (100%) of the issued and outstanding capital stock of Newco.

     6.6. Reorganization. Purchaser has no present intention to redeem or reacquire any of its stock to be issued pursuant to the Merger. Purchaser has no present intention to dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(D).

     6.7. Shares to be Delivered. The Closing Merger Shares to be issued with respect to previously outstanding Company Capital Stock and Company Shareholder Notes when issued and delivered to the Company Shareholders and holders of Company Shareholder Notes pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable shares of Purchaser Series A Preferred Stock. Upon delivery of the Closing Merger Shares, the Company Shareholders and holders of Company Shareholder Notes will receive good and unencumbered title to the Closing Merger Shares, free and clear of all liens, restrictions, charges, encumbrances and other security interests of any kind or nature whatsoever, except for restrictions existing under applicable securities laws regarding transferability of the Closing Merger Shares or under this Agreement or the Transaction Documents.

     6.8. Accuracy of Securities Filings; Financial Statements.

     (a) Except as set forth in Schedule 6.8, Purchaser has made all filings with the SEC that it has been required to make under the Securities and Exchange Act, and has done so in a timely manner. Purchaser has furnished, or otherwise made available, the Securities Filings to the Company. Each of the Securities Filings has complied with the Securities Act and the Exchange Act in all material respects. None of the Securities Filings, as of their respective dates, to Purchaser's knowledge, contain any untrue statement of any material fact or omit to state a material fact required therein to be stated or omit to state a material fact in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Purchaser for inclusion in the Proxy Statement will, at the date of the filing of the Proxy Statement with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) The financial statements of Purchaser included and/or incorporated by reference into the Securities Filings (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Purchaser as of the indicated dates and the results of operations of Purchaser for the indicated periods, are consistent with the books and records of Purchaser and, except as disclosed on Schedule 6.8, do not contain any material item of special or non-recurring or other income not earned in the ordinary course of business; provided, however, that the interim financial statements are subject to normal year-end adjustments which are not expected to be material in amount.

     (c) Except as and to the extent specifically disclosed in this Agreement, on the date hereof, there are, and prior to Closing will be, no liabilities or obligations of Purchaser of any nature, whether liquidated, accrued, absolute, continued or otherwise except for those (i) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Securities Filings as of the date hereof, or (ii) that arose thereafter in the ordinary course of business, or (iii) that it specifically set forth on Schedule
6.8 attached hereto; and at the Closing, there will be no liabilities or obligations of Purchaser of any nature, whether liquidated or unliquidated, accrued, absolute, contingent or otherwise which are material individually or in the aggregate, except for those (A) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Securities Filings, or (B) that arise after the date of such balance sheet in the ordinary course of business (and are immaterial) or (C) that are specifically set forth on Schedule 6.8.

     6.9. Approvals. The execution and delivery of this Agreement and the consummation of the Transactions by Purchaser and Newco will not require the consent, approval, order or authorization of any governmental entity or regulatory authority or any other Person under any statute, law, rule, regulation (other than applicable federal and state securities laws), permit, license, agreement, indenture or other instrument to which Purchaser is a party or to which any of its properties are subject, except for such consents, approvals, actions, filings or notices the failure of which to make or obtain will not have a Purchaser Material Adverse Effect, and except for any federal or state filings required by applicable securities laws (such as the Proxy Statement), and the filing of the listing application for the Registrable Shares with NASDAQ National Market, no declaration, filing or registration with any governmental entity or regulatory authority is required by Purchaser in connection with the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by Purchaser or Newco of their respective obligations hereunder.

     6.10. Accuracy of Representations. No representation or warranty by Purchaser or Newco contained in this Agreement and no statement contained in any certificate or schedule furnished to the Company pursuant to the provisions hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. To the knowledge of Purchaser and Newco, there is no current event or condition of any kind or character pertaining to Purchaser that may reasonably be expected to have a Purchaser Material Adverse Effect, except as disclosed herein.

     6.11. Compliance with Laws. Each of Purchaser and Newco is in compliance with, and each of Purchaser and Newco operated any business previously owned by it in compliance with all applicable laws, orders, rules and regulations of all Governmental Authorities, including applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Purchaser has not received notice of any noncompliance with the foregoing.

                                   ARTICLE 7.

                                 INDEMNIFICATION

     7.1. Indemnification by the Major Shareholders. Subject to the other applicable provisions of this Article 7, from and after the Closing each of the Major Shareholders hereby indemnifies and holds harmless Purchaser and Newco and each of their respective affiliates, directors, officers, employees, advisors and agents ("Purchaser Protected Parties") from and against all claims, liabilities, lawsuits, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of them due to (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any document executed and delivered by the Company in connection with the Transactions ("Transaction Documents"); (b) claims relating to the ownership or use of the Assets, including, without limitation, any and all claims, liabilities, Taxes, debts, contracts, agreements, obligations, damages, costs and expenses, known or unknown, fixed or contingent, which are claimed or demanded by third parties against Purchaser or Newco arising out of the operation of the Company's business prior to the Closing Date or as a result of the Transactions, which were not specifically disclosed herein or in the Schedules attached hereto; or
(c) any Taxes for Overlap Tax Periods that are allocated to the period ending on the Closing Date in accordance with Section 4.8(b) hereof (collectively all claims described in this Section 7.1, being "Section 7.1 Indemnified Claims").

     7.2.   Indemnification  by  Purchaser  and  Newco.  Subject  to  the  other applicable provisions of this Article 7, from and after the Closing each of Purchaser and Newco hereby indemnifies and holds harmless the Company Shareholders and, as applicable, each of its affiliates, directors, officers, employees, advisors and agents ("Company Protected Parties") from and against all claims, liabilities, lawsuits, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of them due to (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of Purchaser or Newco contained in this Agreement or any of the Transaction Documents; or (b) claims relating to the ownership or use of the Assets, including, without limitation, any and all claims, liabilities, Taxes, debts, contracts, agreements, obligations, damages, costs and expenses, known or unknown, fixed or contingent, which are claimed or demanded by third parties against the Company Shareholders arising out of the operation of Purchaser's business prior to or after the Closing Date (except as to Purchaser's business previously owned and operated by the Company, only after the Closing Date) or as a result of the Transactions, which were not specifically disclosed herein, in the Schedules attached hereto or in the Securities Filings filed prior to the date hereof (collectively all claims described in this Section 7.2, being "Section 7.2 Indemnified Claims").

     7.3. Provisions Regarding Indemnification. The indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of any claim, demand, action or proceeding for which indemnification will or may be sought under Section 7.1 or 7.2 of this Agreement and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate in at its own expense, but not control, the defense of any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the Major Shareholders, Purchaser and Newco shall cooperate with each other. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party provided, however, that if a firm, written offer is made to settle any such third party claim, demand, action or proceeding (which offer does not involve the admission of guilt or wrongdoing by any indemnified party) and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. Additional provisions relating to notification of Section 7.1 Indemnification Claims are set forth in the Indemnity Escrow Agreement.

     7.4. Survival. The representations, warranties and covenants (other than the covenants contained in Section 4.1, which shall survive in accordance with its terms, and Section 7.9, which shall survive indefinitely) contained in this Agreement and in the Transaction Documents delivered at the Closing shall survive the Closing for a period ending eighteen (18) months after the Closing Date (except that the covenants in Section 4.1 shall survive as provided therein) and shall thereafter cease to be of any force and effect, except for claims as to which notice has been given in accordance with Section 7.3 hereof prior to such date and claims which are pending on such date.

     7.5. Indemnity Escrow Agreement.  To secure the satisfaction of the Section
7.1 Indemnified Claims, the Escrow Shares shall be issued on behalf of the Company Preferred Shareholders and the holders of Company Shareholder Notes in the name of Daniel J. Mitchell (a representative of one of the Company Preferred Shareholders) or his successor as provided in Section 7(g) of the Indemnity Escrow Agreement (the "Representative"), as nominee and attorney-in-fact for the Company Preferred Shareholders and holders of Company Shareholder Notes, to be held in escrow pursuant to an Indemnity Escrow Agreement to be entered into at Closing, by and among Purchaser, the Company, the Representative and the Major Shareholders in the form attached hereto as Exhibit 7.5 (the "Indemnity Escrow Agreement"). The Escrow Shares shall be held and disposed of in accordance with the Indemnity Escrow Agreement and shall be the sole source of recourse of the Purchaser Protected Parties for Section 7.1 Indemnified Claims. Schedule 7.5, which shall be attached to this Agreement at Closing, is a percentage allocation of the Escrow Shares which each Company Preferred Shareholder and each holder of Company Shareholder Notes will be entitled to receive upon the termination of the Indemnity Escrow Agreement if no Section 7.1 Indemnification Claims are paid therefrom. Any Section 7.1 Indemnification Claim shall reduce each Company
Preferred Shareholder's and each holder of Company Shareholder Notes' entitlement to Escrow Shares (or proceeds therefrom) on a pro rata basis in accordance with the allocation ratios of the Company Preferred Shareholders and holders of Company Shareholder Notes to be set forth on Schedule 7.5.

     7.6. Limitations.

     (a) Notwithstanding anything to the contrary contained herein, neither Purchaser nor Newco will assert a claim against the Escrow Shares under this
Article 7 until the total of all Section 7.1 Indemnified Claims exceeds in the aggregate $500,000, at which time all Section 7.1 Indemnified Claims in excess of $100,000 may be claimed in full.

     (b) Notwithstanding anything to the contrary contained herein, the Major Shareholders will not assert a claim against Purchaser or Newco under this
Article  7 until  the  total  of all  Section  7.2  Indemnified  Claims  exceeds
$2,500,000, at which time all Section 7.2 Indemnified Claims in excess of $500,000 may be claimed in full.

     (c) All Section 7.1 Indemnified Claims shall be satisfied solely from the Escrow Shares. Section 7.2 Indemnified Claims may be satisfied by delivery of Purchaser Series A Preferred Stock (or, if such stock has by its terms converted, Purchaser Common Stock) or, at the election of Representative, if the average per share closing market price of Purchaser Common Stock for the ten
(10) day period  ending on the  business day prior to the payment of the Section
7.2 Indemnified Claim is $3.00 or less per share (as adjusted for share splits, share dividends, and share recombinations with respect to Purchaser Common Stock from the date hereof to the date of payment of the claim), cash in an amount equal to the value of the Section 7.2 Indemnified Claim. The number of Escrow Shares to be issued in satisfaction of a Section 7.1 Indemnified Claim shall be as determined in the Indemnity Escrow Agreement. The number of shares of Purchaser Common Stock or Purchaser Series A Preferred Stock to be issued in satisfaction of a Section 7.2 Indemnified Claim shall be based upon a market price of Purchaser Common Stock equal to the average per share closing market price of Purchaser Common Stock for the ten (10) day period ending on the business day prior to the payment of the Section 7.2 Indemnified Claim.

     (d) Any indemnification claims of Purchaser or the Company Shareholders pursuant to Section 4.1 hereof shall not be subject to any of the terms or limitations described in this Article 7.

     (e) The satisfaction of all Section 7.1 Indemnified Claims and Section 7.2 Indemnified Claims shall be deemed to constitute adjustments to the aggregate consideration paid by Purchaser pursuant to the Merger.

     7.7. Effect of Insurance. With respect to any indemnifiable claim hereunder, the amount recoverable by the party seeking indemnification shall take into account any reimbursements realized by such party from insurance policies or other indemnification sources, arising from the same incident or set of facts or circumstances giving rise to the claim for indemnification. Upon the payment of the indemnified claim from the indemnifying party to the indemnified party, the indemnifying party shall have a right of subrogation with respect to any insurance proceeds or other rights to third party reimbursement for such claims held by the indemnified party.

     7.8. Indemnification for Shareholder Action. In addition to its indemnification obligations under Section 7.1, each of the Major Shareholders hereby indemnifies and holds harmless Purchaser and each of its affiliates, directors, officers, employees, advisors and agents from and against all claims, liabilities, lawsuits, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of them due to a claim from any Company Shareholder or any person claiming any Rights to Securities that the Merger, including, without limitation, the allocation of cash and the Closing Merger Shares among the Company Shareholders and the holders of Company Shareholder Notes, constitute a breach by the Company's board of directors of its duty of care or duty of loyalty to the Company Shareholders or otherwise violates the Company's Certificate of Incorporation or Bylaws, Delaware law or any federal or state securities laws (collectively, "Section 7.8 Indemnified Claims"). The indemnification obligations under this Section 7.8 shall survive for a period of three (3) years and one month after the Closing Date.
Notwithstanding anything in this Section 7.8 to the contrary, the Major Shareholders' indemnification obligations under this Section 7.8 shall be several, and the aggregate liability of any Major Shareholder for Section 7.8 Indemnified Claims shall be limited to the number of Closing Merger Shares and number of Additional Shares issued to such Major Shareholder (or, if any such shares are sold, assigned, transferred or pledged, an amount in cash attributable to such shares equal to $3.00 per share (as adjusted for share splits, share dividends and share recombinations with respect to Purchaser Common Stock between the date hereof and the Closing Date)), which shall be the sole source of recourse to Purchaser for Section 7.8 Indemnified Claims. Any
Section 7.8 Indemnified Claim shall, at the option of the Major Shareholder, be satisfied first from Closing Merger Shares or Additional Shares before cash proceeds are used to satisfy such claim. The number of Closing Merger Shares or Additional Shares to be paid to Purchaser in satisfaction of a Section 7.8 Indemnified Claim shall be based upon a market price of Purchaser Common Stock equal to the per share closing market price of Purchaser Common Stock for the ten (10) day period ending on the business day prior to the payment of the
Section 7.8 Indemnified Claim (provided, however, to the extent that Closing Merger Shares or Additional Shares are comprised of shares of Purchaser Series A Preferred Stock, adjustment shall be made for any share splits, share dividends or share recombinations with respect to Purchaser Common Stock from the date hereof through the date of payment of the claim).

     7.9.   Exclusive  Remedy.   With  the  exception  of  the   indemnification
obligations under Article 4 and any claims for fraud, the indemnification obligations of the Major Shareholders under this Article 7 are the sole and exclusive remedy of the Purchaser Protected Parties regarding any matter related to this Agreement and the Transactions. With the exception of the indemnification obligations under Article 4 and any claims for fraud, the indemnification obligations of Purchaser and Newco under this Article 7 are the sole and exclusive remedy of the Company Shareholders regarding any matter related to this Agreement and the Transactions.


                                   ARTICLE 8.

                            CONDITIONS TO OBLIGATIONS
                         OF PURCHASER AND NEWCO TO CLOSE

     Each and every obligation of Purchaser and Newco under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, which conditions the Company agrees to use its best efforts to satisfy:

     8.1. Representations and Warranties True at Closing. The representations and warranties made by the Company in or pursuant to the Agreement or given on their behalf hereunder shall be true and correct in all respects on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Consequence.

     8.2. Obligations Performed. The Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, except where the failure to perform or comply does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Consequence.

     8.3. Consents. Except for the filing of a Certificate of Merger as required under the Delaware Act, any consents required to be obtained by the Company from a Governmental Authority to consummate the Transactions shall have been obtained and any consents required to be obtained from third parties under Material Contracts in order to consummate the Transactions shall have been obtained.

     8.4. Closing Deliveries. The Company shall have delivered to Purchaser each of the following:

     (a) a certificate of the President of the Company certifying as to the matters set forth in Sections 8.1, 8.2 and 8.3 hereof and as to the satisfaction of all other conditions set forth in this Article 8 as to which the President of the Company has actual knowledge;

     (b) a Certificate of Merger duly executed by an officer of the Company for filing in accordance with the provisions of Section 2.2 hereof;

     (c) the corporate minute books, seals and stock transfer books of the Company certified by the corporate secretary of the Company as true, correct and complete, including minutes authorizing the Merger and the Transactions;

     (d) the audited Company  financial  statements,  as more fully described in
Section 4.5 hereof;

     (e) an opinion of counsel to the Company addressing only the opinions set forth in the 1992 State Bar of Georgia Report in Legal Opinions to Third Parties in Corporate Transactions;

     (f) the Indemnity Escrow Agreement duly executed by the Representative and the Major Shareholders;

     (g)  Investment   Letters   executed  by  all  of  the  Company   Preferred
Shareholders and holders of Company Shareholder Notes;

     (h) the Closing Consideration Certificate, the Accounts Payable Certificate and the Expenses Certificate each duly executed by the chief financial officer of the Company; and

     (i) a voting agreement executed by the Major Shareholders in the form attached hereto as Exhibit 8.4(i).

     8.5. No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency or any pending action by any other Person, challenging or seeking damages in connection with the Merger and having a Purchaser Material Adverse Effect.

     8.6. No Company Material Adverse  Consequence.  Since the date of execution
of  this  Agreement,   there  shall  have  been  no  Company   Material  Adverse
Consequence.

     8.7. Revised Schedules. The Company shall have provided Purchaser with revised Schedules dated as of the Closing Date (the "Revised Schedules"), with all material changes through such date duly noted thereon, and the Revised Schedules will not contain any disclosures which (i) should have been but were not disclosed on the Schedules attached hereto and which would have a Company Material Adverse Effect, or (ii) set forth material changes, which in the opinion of Purchaser, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Consequence unless such disclosures are approved in writing by Purchaser.

     8.8. Repayment of Debts. At the Closing, all officers, directors, stockholders and employees of the Company shall repay to the Company or Purchaser in full any outstanding indebtedness, if any, owed to the Company by them or their families.

     8.9. Company Officer/Director Releases. Each of the officers and directors of the Company shall have executed the Company Officer/Director Releases.

     8.10. Company Shareholder Notes. Each of the Company Shareholder Notes shall be delivered to Purchaser at Closing with the holder's notation "satisfied in full" on the face thereof. Holders of Company Shareholder Notes shall also have executed and delivered to Purchaser Uniform Commercial Code UCC-3 termination statements as requested by Purchaser.

     8.11. Company Shareholder Approval. Company Shareholder Approval shall have been obtained.

     8.12. Bank Loan. That certain loan agreement dated October 2, 1998 between the Company and Silicon Valley Bank (the "Bank") shall have been amended so as to provide for: (i) payments of interest only through December 31, 2000; (ii) the conversion of the existing revolving loan thereunder into a term loan commencing on January 1, 2001, and (iii) termination of all current and contingent Warrants issued or issuable to the Bank, all on terms reasonably acceptable to Purchaser.

     8.13. Termination of Options and Warrants. The Company shall have terminated the CareCentric Solutions, Inc. 1995 Incentive Stock Plan and shall have caused outstanding options representing rights to purchase an aggregate of at least 1,981,387 shares of Company Common Stock to have been terminated. The Warrants shall have been terminated.

     8.14. Termination of Stockholders Agreements. The Company shall have terminated the Third Amended and Restated Stockholders' Agreement dated as of December 12, 1997 to which it is a party and all related management or registration rights agreements contemplated thereby, as well as any other shareholder agreement to which any of the Company Shareholders is a party.

     8.15. Appointment of Representative. Each holder of Company Preferred Stock or Company Shareholder Notes (except for those who have perfected appraisal rights under the Delaware Act) shall have executed and delivered to Purchaser a power of attorney in form reasonably acceptable to Purchaser appointing the Representative to act on its behalf in connection with the Indemnity Escrow Agreement and the Escrow Shares.

     8.16. Appraisal Rights. In obtaining Company Shareholder Approval, holders of no more than five percent (5%) of the aggregate number of shares of issued and outstanding Company Capital Stock shall have exercised appraisal rights under the Delaware Act.

     8.17. Regulation D Exemption. Purchaser shall have a reasonable basis for reliance on the Regulation D Exemption and for reliance on applicable Blue Sky law exemptions in every state where a Company Preferred Shareholder or a holder of Company Shareholder Notes is resident, except where the Regulation D Exemption or Blue Sky exemption is unavailable due to the failure of Purchaser to take necessary actions to qualify for the Regulation D Exemption or any applicable Blue Sky exemption.

                                   ARTICLE 9.

                            CONDITIONS TO OBLIGATIONS
                             OF THE COMPANY TO CLOSE

     Each and every obligation of the Company under this Agreement to be performed on or prior to the Closing, shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, which conditions each of Purchaser and Newco agrees to use best efforts to satisfy:

     9.1. Representations and Warranties True at Closing. The representations and warranties made by Purchaser and Newco in or pursuant to the Agreement or given on its behalf hereunder shall be true and correct in all respects on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Purchaser Material Adverse Consequence.

     9.2. Obligations Performed. Purchaser shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing, except where the failure to perform or comply does not have, and is not likely to have, individually, or in the aggregate, a Purchaser Material Adverse Consequence.

     9.3. Closing Deliveries. Purchaser shall have delivered to the Major Shareholders and the Company each of the following:

     (a) certified  copies of the corporate  resolutions  of Purchaser and Newco authorizing  the  execution,  delivery  and  performance  of this  Agreement  by
Purchaser, together with an incumbency certificate with respect to the respective officers of Purchaser and Newco executing documents or instruments on behalf of Purchaser or Newco, as the case may be;

     (b) a certificate of the President or any Senior Vice President of Purchaser certifying as to the matters set forth in Sections 9.1, 9.2 and 9.3 hereof and as to the satisfaction of all other conditions set forth in this
Article 9 as to which such officer of Purchaser has actual knowledge;

     (c) an opinion of counsel to Purchaser and Newco reasonably satisfactory to the Company and addressing only the opinions set forth in the 1992 State Bar of Georgia Report on Legal Opinions to Third Parties in Corporate Transactions;

     (d) a Certificate of Merger duly executed by an officer of Purchaser for filing in accordance with Section 2.2, or evidence of such filing;

     (e) an amendment to Purchaser's Certificate of Incorporation, certified by the Secretary of State of Delaware, setting forth the Certificate of Designations for the Purchaser Series A Preferred Stock ("Certificate of Designations") in the form of Exhibit 9.3(e); and

     (f) the Closing Consideration Certificate, duly executed by an officer of Purchaser.

     9.4. No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other Person, challenging or seeking damages from the Company in connection with the Merger and having a Company Material Adverse Consequence or a Purchaser Material Adverse Consequence.

     9.5. Revised Schedules. Purchaser shall have provided the Company with Revised Schedules dated as of the Closing Date, with all material changes through such date duly noted thereon, and the Revised Schedules will not contain any disclosures which (i) should have been but were not disclosed on the Schedules attached hereto and which would have a Purchaser Material Adverse Effect, or (ii) set forth material changes, which in the opinion of the Company, individually or in the aggregate, could reasonably be expected to have a Purchaser Material Adverse Consequence, unless such disclosures are approved in writing by the Company.

     9.6. No Material Adverse Consequence. Since the date of execution of this Agreement, there shall have been no Purchaser Material Adverse Consequence.

     9.7. Voting Agreements. Voting agreements shall have been executed by Mestek, Inc., Barrett C. O'Donnell, O'Donnell Davis, Inc. and Rowan Nominees Limited relating to the approval of the conversion of the Purchaser Series A Preferred Stock into Purchaser Common Stock in the forms attached hereto as
Exhibit 9.7.

     9.8. Issuance of Options. Purchaser shall have authorized the issuance of stock options under its Omnibus Equity-based Incentive Plan to those Company option holders whose options were not terminated pursuant to Section 4.16 hereof, with the number of shares of Purchaser Common Stock subject to the options and the per share exercise price of the options determined pursuant to
Section 4.16 hereof.

                                  ARTICLE 10.

                                   TERMINATION

     10.1. Termination. This Agreement may be terminated at any time (the "Termination Date") before the Closing Date:

     (a) by mutual written consent of Purchaser and the Company;

     (b) by Purchaser upon the occurrence or upon its discovery of a Company Material Adverse Consequence;

     (c) by the Company upon the occurrence or upon its discovery of a Purchaser Material Adverse Consequence;

     (d) by Purchaser or the Company pursuant to Section 4.15(b) hereof; or

     (e) by Purchaser or the Company if the Closing is not consummated on or before August 15, 1999, unless the failure to close by such date is attributable to actions or omissions of the party seeking to terminate this Agreement under this subsection.

     10.2. Effect of Termination. In the event this Agreement is terminated pursuant to Sections 10.1(a), 10.1(b), 10.1(c) or 10.1(e) above, no party shall have any obligations to the others hereunder except for those obligations with respect to confidentiality and the return of confidential information set forth below and in the Confidentiality Agreement. If this Agreement is terminated pursuant to Section 10.1(d), the remedies available to Purchaser set forth in
Section 4.15(b) hereof shall apply. If this Agreement is terminated, each party shall promptly return to each other all copies of the due diligence materials previously provided to such party or their representatives, and the obligations in respect of confidentiality set forth in the Confidentiality Agreement shall remain in effect.

     10.3. NASDAQ Approval. The parties hereto acknowledge and agree that Purchaser is seeking written confirmation from NASDAQ that the issuance by Purchaser of the Purchaser Series A Preferred Stock will not require the approval of Purchaser's shareholders until such stock is converted into Purchaser Common Stock. In the event that such confirmation from NASDAQ is not received by August 15, 1999, or if NASDAQ determines that approval of Purchaser's shareholders is required prior to issuance of the Purchaser Series A Preferred Stock, the parties shall use commercially reasonable best efforts to amend this Agreement and restructure the Transactions on an equivalent economic basis to the terms set forth hereto, pursuant to which Purchaser Common Stock would be issued to the Company Preferred Shareholders and holders of Company Shareholder Notes in lieu of Purchaser Series A Preferred Stock, and the parties would seek to close as soon as possible in accordance with NASDAQ requirements and the Delaware Act. In connection with such a restructuring of the Transactions, the parties shall use commercially reasonable best efforts to provide for the operation, funding and management of Company's business on terms mutually satisfactory to Purchaser and the Company until the closing of such a restructured transaction.

                                  ARTICLE 11.

                            MISCELLANEOUS PROVISIONS

     11.1. Severability. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and shall, to the extent possible, be modified to conform with such laws, without invalidating the remaining provisions hereto.

     11.2. Modification. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

     11.3. Assignment, Survival and Binding Agreement. This Agreement and the Transaction Documents may not be assigned by the Company and may not be assigned by Purchaser or Newco without the prior written consent of the Company. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

     11.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.5. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below.

         If to the Company:             CareCentric Solutions, Inc.
                                        11555 Medlock Bridge Road, Suite 200
                                        Duluth, Georgia 30155
                                        Attention:  President
                                        Facsimile:   (770) 232-7882

         with a copy to:                Long Aldridge & Norman LLP
                                        303 Peachtree Street, Suite 5300
                                        Atlanta, Georgia 30308
                                        Attention: Johnathan H. Short, Esq.
                                        Facsimile:  (404) 527-4198

         If to Purchaser or Newco:      Simione Central Holdings, Inc.
                                        6600 Powers Ferry Road
                                        Atlanta, Georgia 30339
                                        Attention: Chief Executive Officer
                                        Facsimile:  (770) 644-6558

         with a copy to:                Arnall Golden & Gregory, LLP
                                        2800 One Atlantic Center
                                        1201 W. Peachtree Street, N.E.
                                        Atlanta, Georgia 30309-3450
                                        Attention: Sherman A. Cohen, Esq.
                                        Facsimile:  (404) 873-8631

or at such other address as any party hereto notifies the other parties hereof in writing.

     11.6. Entire Agreement; Third Party Beneficiaries. Except for the Confidentiality Agreement, the restrictions and obligations of which shall survive according to its terms, this Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any Person other than Purchaser, Newco and the Company, any rights or remedies hereunder (provided, however, that the parties hereto acknowledge that the Company Shareholders are third party beneficiaries with respect to Sections 3.1 and 4.1 and Article 7 hereof). No provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     11.7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, excluding those relating to conflicts of laws.

     11.8. Arbitration. Any claim arising out of or related to this Agreement or the alleged breach of a representation, warranty or covenant thereof or arising out of any of the Transactions, which has not been resolved by mutual agreement of the parties after a sixty (60) day negotiation period in which the parties try to resolve the claim, shall be finally settled by arbitration. Such arbitration shall be conducted in Atlanta, Georgia in accordance with the Commercial Rules of the American Arbitration Association then in effect, as modified or supplemented herein, or as the parties mutually agree otherwise. Notwithstanding the rules of the arbitral body, the parties hereto agree (a) that any arbitration shall be presided over by a single arbitrator, who shall have been admitted to the practice of law, and be in good standing or on retirement status in any of the fifty United States or the District of Columbia,
(b) that the arbitrator shall base his decision on the facts as presented into evidence, and (c) that the arbitrator shall prepare a written memorandum of decision setting forth the findings of fact and conclusions of law. The arbitrator shall be selected by Purchaser and the Major Shareholders. If they cannot agree on such selection within a thirty (30) day period, they shall ask the American Arbitration Association to appoint an arbitrator. The decision of the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction. Subject to the other express limitations under this Agreement, any claim for relief made pursuant to this Agreement shall be made no later than three years and one month after the Closing Date. All costs of the arbitration shall be borne by the party determined to be the losing party by the arbitrator. For purposes of determining the prevailing and losing party, the arbitrator may consider offers of settlement by either Purchaser or the Major Shareholders, or both of them.

     11.9. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.10. Incorporation of Exhibit and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.11. Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     11.12. Time of Essence. Time is of the essence in this Agreement.

     11.13. Appointment of Agent. By operation of this Agreement and upon the approval of this Agreement by the holders of Company Preferred Stock, the Representative shall be appointed as the designated agent of the Company Shareholders for the purpose of enforcing the rights of and the obligations to the Company Shareholders pursuant to (i) certain express provisions of this Agreement; (ii) the voting agreements in the form of Exhibit 9.7, between the Agent, the Purchaser, certain shareholders of the Purchaser, and Mestek, Inc. relating to the conversion of the Purchaser Series A Preferred Stock into Purchaser Common Stock; and (iii) the Indemnity Escrow Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Company:                                     Purchaser:
CARECENTRIC SOLUTIONS, INC.                  SIMIONE CENTRAL HOLDINGS, INC.

By:    ________________________              By:    ____________________________
Name:  ________________________              Name:  ____________________________
Title: ________________________              Title: ____________________________


Newco:
SIMIONE ACQUISITION CORPORATION

By:    ________________________
Name:  ________________________
Title: ________________________

MAJOR SHAREHOLDERS:

     The undersigned Major Shareholders have executed this Agreement solely in order to be contractually bound by Section 4.1, Article 7 and Section 11.8 hereof.

________________________________

________________________________

________________________________

                          AGREEMENT AND PLAN OF MERGER
                               LIST OF SCHEDULES*

Schedules               Description
Schedule 1.1            Major Shareholders
Schedule 2.5(c)         Company Designees
Schedule 3.1(a)         Holders of Company Shareholder Notes;
                        Preferred Exchange Ratio and Common Exchange Ratio
Schedule 3.3            Options and Warrants
Schedule 4.1(j)         Notices - Company Shareholders and Major Shareholders
Schedule 4.6            Exceptions to conduct of Company pending Merger
Schedule 4.7(b)         Severance Payment Obligations
Schedule 4.16           Option Conversion Formula
Schedule 5.1            States of Qualification - Company
Schedule 5.2            Officers and Directors - Company
Schedule 5.3            Encumbrances - Company
Schedule 5.4            Required Consents and Approvals - Company
Schedule 5.5(a)         Capitalization of the Company -- Outstanding Stock
Schedule 5.5(b)         Rights to Securities
Schedule 5.8            Company Financial Statements; Liabilities not disclosed
                        on Financials - Company
Schedule 5.9            Taxes
Schedule 5.10           Material Contracts - Company
Schedule 5.12(a)        Intellectual Property - Company
Schedule 5.12(b)        Owned Software - Company
Schedule 5.12(c)        Licensed Software - Company
Schedule 5.13           Labor Matters - Company
Schedule 5.14(a)        Work-in-Process, Orders and Returns - Company
Schedule 5.14(b)        Cancellations Arising from Transactions - Company
Schedule 5.15           Exceptions to Absence of Certain Changes - Company
Schedule 5.16           Leases - Company
Schedule 5.17           Litigation - Company
Schedule 5.18           Employee Benefit Plans of All Kinds - Company
Schedule 5.21           Bank Accounts - Company
Schedule 5.23           Insurance - Company
Schedule 6.1            States of Qualification - Purchaser
Schedule 6.3            Purchaser Consents
Schedule 6.4            Encumbrances - Purchaser
Schedule 6.5            Capitalization - Purchaser
Schedule 6.8            Exceptions regarding Securities Filings - Purchaser
Schedule 7.5            Allocation of Escrow Shares
Exhibit 3.1(e)          Investment Letter
Exhibit 7.5             Form of Indemnity Escrow Agreement
Exhibit 8.4(i)**        Major Shareholders Voting Agreement
Exhibit 9.3(e)          Certificate of Designations - Purchaser Series A
                        Preferred Stock
Exhibit 9.7***          Purchaser Shareholders and Mestek, Inc. Voting Agreement

*In accordance  with Item  601(b)(2) of Regulation  S-K, the schedules have been
omitted,   except  as  otherwise   indicated.   The   Registrant   will  furnish
supplementally a copy of any omitted schedule to the Commission upon request. **Filed as Exhibit 10.1 to this Form 8-K.
***Filed as Exhibit 10.2 to this Form 8-K.